EXHIBIT 10.61

A.A.P.L. FORM 610 - 1989

MODEL FORM OPERATING AGREEMENT

OPERATING AGREEMENT

DATED

October 31	,	2011	,
Year

OPERATOR	CONDOR ENERGY TECHNOLOGY LLC

CONTRACT AREA	See Exhibit “A”

COUNTY OF	WELD	, STATE OF	COLORADO

COPYRIGHT 1989 – ALL RIGHTS RESERVED AMERICAN ASSOCIATION OF PETROLEUM LANDMEN, 4100 FOSSIL CREEK BLVD. FORT WORTH, TEXAS, 76137, APPROVED FORM.

A.A.P.L. NO. 610 – 1989

A.A.P.L. FORM 610 - MODEL FORM OPERATING AGREEMENT - 1989

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A.A.P.L. FORM 610 - MODEL FORM OPERATING AGREEMENT - 1989

TABLE OF CONTENTS

VII.	EXPENDITURES AND LIABILITY OF PARTIES	12
	A. LIABILITY OF PARTIES:	12
	B. LIENS AND SECURITY INTERESTS:	13
	C. ADVANCES:	13
	D. DEFAULTS AND REMEDIES:	14
	1. Suspension of Rights	14
	2. Suit for Damages	14
	3. Deemed Non-Consent	14
	4. Advance Payment	14
	5. Costs and Attorneys’ Fees	14
	E. RENTALS, SHUT-IN WELL PAYMENTS AND MINIMUM ROYALTIES:	14
	F. TAXES:	15
VIII.	ACQUISITION, MAINTENANCE OR TRANSFER OF INTEREST	15
	A. SURRENDER OF LEASES:	15
	B. RENEWAL OR EXTENSION OF LEASES:	15
	C. ACREAGE OR CASH CONTRIBUTIONS:	16
	D. ASSIGNMENT; MAINTENANCE OF UNIFORM INTEREST:	16
	E. WAIVER OF RIGHTS TO PARTITION:	16
	~~F. PREFERENTIAL RIGHT TO PURCHASE~~	16
IX.	INTERNAL REVENUE CODE ELECTION	16
X.	CLAIMS AND LAWSUITS	17
XI.	FORCE MAJEURE	17
XII.	NOTICES	17
XIII.	TERM OF AGREEMENT	17
XIV.	COMPLIANCE WITH LAWS AND REGULATIONS	18
	A. LAWS, REGULATIONS AND ORDERS:	18
	B. GOVERNING LAW:	18
	C. REGULATORY AGENCIES:	18
XV.	MISCELLANEOUS	18
	A. EXECUTION:	18
	B. SUCCESSORS AND ASSIGNS:	18
	C. COUNTERPARTS:	18
	D. SEVERABILITY	18
XVI.	OTHER PROVISIONS	18

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A.A.P.L. FORM 610 - MODEL FORM OPERATING AGREEMENT - 1989

OPERATING AGREEMENT

THIS AGREEMENT, entered into by and between CONDOR ENERGY TECHNOLOGY LLC, hereinafter designated and referred to as “Operator,” and the signatory party or parties other than Operator, sometimes hereinafter referred to individually as “Non-Operator,” and collectively as “Non-Operators.”

WITNESSETH:

WHEREAS, the parties to this agreement are owners of Oil and Gas Leases and/or Oil and Gas Interests in the land identified in Exhibit “A,” and the parties hereto have reached an agreement to explore and develop these Leases and/or Oil and Gas Interests for the production of Oil and Gas to the extent and as hereinafter provided,

NOW, THEREFORE, it is agreed as follows:

ARTICLE I.
DEFINITIONS

As used in this agreement, the following words and terms shall have the meanings here ascribed to them:

A. The term “AFE” shall mean an Authority for Expenditure prepared by a party to this agreement for the purpose of estimating the costs to be incurred in conducting an operation hereunder. An AFE shall be prepared for any well drilled pursuant to Article VI of this agreement or for any operation defined as a “Required Well” or “Required Operation” in Article XVI.E herein.

B. The term “Completion” or “Complete” shall mean a single operation intended to complete a well as a ~~producer of~~ well capable of producing Oil and Gas in one or more Zones, including, but not limited to, the setting of production casing, perforating, well stimulation and production testing conducted in such operation.

C. The term “Contract Area” shall mean all of the lands, Oil and Gas Leases and/or Oil and Gas Interests intended to be developed and operated for Oil and Gas purposes under this agreement. Such lands, Oil and Gas Leases and Oil and Gas Interests are described in Exhibit “A.”

D. The term “Deepen” shall mean a single operation whereby a well is drilled to an additional distance into the deepest producing zone or objective Zone below the deepest Zone in which the well was previously drilled, or below the Deepest Zone proposed in the associated AFE, whichever is the lesser.

E. The terms “Drilling Party” and “Consenting Party” shall mean a party who agrees to join in and pay its share of the cost of any operation conducted under the provisions of this agreement.

F. The term “Drilling Unit” shall mean the area fixed for the drilling of one well by order or rule of any state or federal body having authority. If a Drilling Unit is not fixed by any such rule or order, a Drilling Unit shall be the drilling unit as established by the pattern of drilling in the Contract Area unless fixed by express agreement of the Drilling Parties.

G. The term “Drillsite” shall mean the Oil and Gas Lease or Oil and Gas Interest on which a proposed well is to be Located and in the case of a horizontal or multi-lateral well shall be the Oil and Gas Lease or Leases or Interests through which a Lateral wellbore is or will be drilled.

H. The term “Initial Well” shall mean the well required to be drilled by the parties hereto as provided in Article VI.A.

I. The term “Non-Consent Well” shall mean a well in which less than all parties have conducted an operation as provided in Article VI.B.2.

J. The terms “Non-Drilling Party” and “Non-Consenting Party” shall mean a party who elects not to participate in a proposed operation.

K. The term “Oil and Gas” shall mean oil, gas, casinghead gas, gas condensate, and/or all other liquid or gaseous hydrocarbons and other marketable substances produced therewith, unless an intent to limit the inclusiveness of this term is specifically stated.

L. The term “Oil and Gas Interests” or “Interests” shall mean unleased fee and mineral interests in Oil and Gas in tracts of land lying within the Contract Area which are owned by parties to this agreement.

M. The terms “Oil and Gas Lease,” “Lease” and “Leasehold” shall mean the oil and gas leases or interests therein covering tracts of land lying within the Contract Area which are owned by the parties to this agreement.

N. The term “Plug Back” shall mean a single operation whereby a deeper Zone or portion of a Zone is abandoned in order to attempt a Completion in a shallower Zone. In the case of horizontal wellbores, the term “Plug Back” shall also mean an operation whereby the producing interval of such well is reduced from its current total measured length.

O. The term “Recompletion” or “Recomplete” shall mean an operation whereby a Completion in one Zone or portion of a Zone is abandoned in order to attempt a Completion in a different Zone or portion of a Zone within the existing wellbore.

P. The term “Rework” shall mean an operation conducted in the wellbore of a well after it is Completed to secure, restore, or improve production in a Zone which is currently open to production in the wellbore. Such operations include, but are not limited to, well stimulation operations but exclude any routine repair or maintenance work or drilling, Sidetracking, Deepening, Completing, Recompleting, or Plugging Back of a well.

Q. The term “Sidetrack” shall mean the directional control and intentional deviation of a well from vertical so as to change the bottom hole location unless done to straighten the hole or drill around junk in the hole to overcome other mechanical difficulties.

R. The term “Zone” shall mean a stratum of earth containing or thought to contain a common accumulation of Oil and Gas separately producible from any other common accumulation of Oil and Gas. In the case of horizontal wells, “Zone” includes the interval in the well to be perforated.

S. The term “drilling rig” shall include, but not be limited to drilling, workover and/or coiled tubing rigs.

T. Casing Point” is defined herein as occurring at that point in time when the Initial Well has been drilled to Objective Depth, logged and, if deemed necessary cored, formation tested and further evaluated to the mutual satisfaction of the Parties, so that a decision can be made whether to set production casing or to plug and abandon the Initial Well as dry hole or to perform any other operation requiring the consent of the Parties pursuant to the Operating Agreement.

See Article XVI for additional definitions. Unless the context otherwise clearly indicates, words used in the singular include the plural, the word “person” includes natural and artificial persons, the plural includes the singular, and any gender includes the masculine, feminine, and neuter.

A.A.P.L. FORM 610 - MODEL FORM OPERATING AGREEMENT - 1989

ARTICLE II.
EXHIBITS

The following exhibits, as indicated below and attached hereto, are incorporated in and made a part hereof:

X	A. Exhibit “A,” shall include the following information:

(1) Description of lands subject to this agreement,

(2) Restrictions, if any, as to depths, formations, or substances,

(3) Parties to agreement with addresses and telephone numbers for notice purposes,

(4) Percentages or fractional interests of parties to this agreement,

(5) Oil and Gas Leases and/or Oil and Gas Interests subject to this agreement,

(6) Burdens on production.

X	B. Exhibit “B,” Well Reporting Requirements

X	C. Exhibit “C,” Accounting Procedure.

X	D. Exhibit “D,” Insurance.

X	E. Exhibit “E,” Gas Balancing Agreement.

X	F. Model Form Recording Supplement To Operating Agreement and Financing Statement

X	H. Other: Exhibit “A-1” Plat with AMI outline

A.A.P.L. FORM 610 - MODEL FORM OPERATING AGREEMENT - 1989

If any provision of any exhibit, except Exhibits “E” and “F,”  ~~and "G",~~ is inconsistent with any provision contained in the body of this agreement, the provisions in the body of this agreement shall prevail.

ARTICLE III.
INTERESTS OF PARTIES

A.   Oil and Gas Interests:

~~If any party  owns an Oil and Gas Interest in the Contract Area,  that Interest  shall  be  treated  for  all purposes of this agreement  and  during  the  term hereof  as  if  it  were  covered  by  the  form of  Oil  and  Gas Lease  attached  hereto  as  Exhibit “B, “ and the owner thereof shall be deemed to own both royalty interest in such lease and the interest of the lessee thereunder.~~

B. Interests of Parties in Costs and Production:

Unless changed by other provisions, all costs and liabilities incurred in operations under this agreement shall be borne and paid, and all equipment and materials acquired in operations on the Contract Area shall be owned, by the parties as their interests are set forth in Exhibit “A.” In the same manner, the parties shall also own all production of Oil and Gas from the Contract Area subject, however, to the payment of royalties and other burdens on production as described hereafter.

Regardless of which party has contributed any Oil and Gas Lease or Oil and Gas Interest on which royalty or other burdens may be payable and except as otherwise expressly provided in this agreement, Operator, on behalf of each party, shall pay or deliver, or cause to be paid or delivered, all burdens ~~on its share~~ of the production from the Contract Area up to, but not in excess of, twenty percent (20%) of 8/8ths inclusive, except for those four (4) leases described in Exhibit “A” hereto with a royalty burden greater than twenty percent (20%), which shall have a limit of twenty-five percent (25%) of 8/8ths inclusive, and shall indemnify, defend and hold the other parties free from any liability therefor. Except as otherwise expressly provided in this agreement, if any party has contributed hereto any Lease or Interest which is burdened with any royalty, overriding royalty, production payment or other burden on production in excess of the amounts stipulated above, such party so burdened shall assume and alone bear all such excess obligations and shall indemnify, defend and hold the other parties hereto harmless from any and all claims attributable to such excess burden. However, so long as the Drilling Unit for the productive Zone(s) is identical with the Contract Area, Operator, on behalf of each party, shall pay or deliver, or cause to be paid or delivered, all burdens on production from the Contract Area due under the terms of the Oil and Gas Lease(s) which such party has contributed to this agreement, and shall indemnify, defend and hold the other parties free from any liability therefor.

No party shall ever be responsible, ~~on a price basis higher than the price received by such party,~~ to any other party’s lessor or royalty owner for the other party’s royalty burden, and if such other party’s lessor or royalty owner should demand and receive settlement ~~on a higher price basis,~~ for such royalty burden, the party contributing the affected Lease shall bear ~~the additional~~a royalty burden attributable to any such ~~higher price~~ settlement.

Nothing contained in this Article III.B. shall be deemed an assignment or cross-assignment of interests covered hereby, and in the event two or more parties contribute to this agreement jointly owned Leases, the parties’ undivided interests in said Leaseholds shall be deemed separate leasehold interests for the purposes of this agreement.

C. Subsequently Created Interests:

If any party has contributed hereto a Lease or Interest that is burdened with an assignment of production given as security for the payment of money, or if, after the date of this agreement, any party creates an overriding royalty, production payment, net profits interest, reversionary working interest assignment of production or other burden payable out of production attributable to its working interest hereunder, such burden shall be deemed a “Subsequently Created Interest.” Further, if any party has contributed hereto a Lease or Interest burdened with an overriding royalty, production payment, net profits interests, reversionary working interest,  or other burden payable out of production created prior to the date of this agreement, and such burden is not shown on Exhibit “A,” such burden also shall be deemed a Subsequently Created Interest. ~~to the extent such burden causes the burdens on such party's Lease or Interest to exceed the amount stipulated in Article III.B. above.~~

The party whose interest is burdened with the Subsequently Created Interest (the “Burdened Party”) shall assume and alone bear, pay and discharge the Subsequently Created Interest and shall indemnify, defend and hold harmless the other parties from and against any liability therefor. Further, if the Burdened Party fails to pay, when due, its share of expenses chargeable hereunder, all provisions of Article VII.B. shall be enforceable against the Subsequently Created Interest in the same manner as they are enforceable against the working interest of the Burdened Party. If the Burdened Party is required under this agreement to assign or relinquish to any other party, or parties, all or a portion of its working interest and/or the production attributable thereto, said other party, or parties, shall receive said assignment and/or production free and clear of said Subsequently Created Interest, and the Burdened Party shall indemnify, defend and hold harmless said other party, or parties, from any and all claims and demands for payment asserted by owners of the Subsequently Created Interest.

ARTICLE IV.
TITLE

A. Title Examination:

Title examination shall be made on the Drillsite of any proposed well prior to commencement of drilling operations and, if any ~~a majority interest~~ of the Drilling Parties so request or Operator so elects, title examination shall be made on the entire Drilling Unit, or maximum anticipated Drilling Unit, of the well. The opinion will include the ownership of the working interest, minerals, royalty, overriding royalty and production payments under the applicable Leases. Each party contributing Leases and/or Oil and Gas Interests to be included in the Drillsite or Drilling Unit, if appropriate, shall furnish to Operator all abstracts (including federal lease status reports), title opinions, title papers and curative material in its possession free of charge. All such information not in the possession of or made available to Operator by the parties, but necessary for the examination of the title, shall be obtained by Operator. Operator shall cause title to be examined by attorneys on its staff or by outside attorneys. Copies of all title opinions shall be furnished to each Drilling Party prior to or at the time of sending the AFE, and shall include the title opinion and all curative work completed. Costs incurred by Operator in procuring abstracts, fees paid outside attorneys and/or landmen for title examination (including preliminary, supplemental, shut-in royalty opinions and division order title opinions and title curative work) and other direct charges as provided in Exhibit “C” shall be borne by the Drilling Parties in the proportion that the interest of each Drilling Party bears to the total interest of all Drilling Parties as such interests appear in Exhibit “A.” Operator shall make no charge for services rendered by its staff attorneys or other personnel in the performance of the above functions.

~~Each party~~ Operator shall be responsible for securing curative matter and pooling amendments or agreements required in connection with Leases or Oil and Gas Interests contributed by ~~such~~ each party. Operator shall be responsible for the preparation and recording of pooling designations or declarations and communitization agreements as well as the conduct of hearings before governmental agencies for the securing of spacing or pooling orders or any other orders necessary or appropriate to the conduct of operations hereunder. This shall not prevent any party from appearing on its own behalf at such hearings.Costs incurred by Operator, including fees paid to outside attorneys, which are associated with hearings before governmental agencies, and which costs are necessary and proper for the activities contemplated under this agreement, shall be direct charges to the joint account and shall not be covered by the administrative overhead charges as provided in Exhibit “C.”

A.A.P.L. FORM 610 - MODEL FORM OPERATING AGREEMENT - 1989

Operator shall make no charge for services rendered by its staff attorneys or other personnel in the performance of the above functions.

No well shall be drilled on the Contract Area until after (1) the title to the Drillsite or Drilling Unit, if appropriate, has been examined as above provided, and (2) the title has been approved by the examining attorney or title has been accepted by all of the Drilling Parties in such well.

B. Loss or Failure of Title:

~~1. Failure of Title: Should any Oil and Gas Interest or Oil and Gas Lease be lost through failure of title, which results in a reduction  of interest  from  that  shown on  Exhibit "A," the  party  credited   with  contributing the  affected  Lease  or  Interest (including,  if  applicable,  a successor in  interest  to such  party)  shall have  ninety  (90)  days from final determination of  title failure  to acquire a new lease or  other  instrument  curing  the  entirety of  the  title  failure, which acquisition will not be subject to Article VIII.B., and failing to do so, this agreement,  nevertheless,  shall  continue  in  force  as  to  all  remaining Oil  and Gas Leases and Interests; and,~~

~~(a)  The  party credited  with  contributing  the Oil and Gas Lease or Interest affected by the title failure  (including, if applicable,  a  successor  in  interest  to  such  party) shall bear alone the entire loss and it shall not be entitled to recover from Operator or  the  other parties any  development  or  operating costs  which it  may have  previously paid  or  incurred, but  there shall be no additional liability on its part to the other parties hereto by reason of such title failure;~~

~~(b) There  shall  be no  retroactive  adjustment of  expenses  incurred  or  revenues  received from  the operation of the Lease  or Interest which  has  failed,  but the  interests of  the  parties contained  on  Exhibit  "A" shall be revised on an acreage basis,  as  of  the  time  it  is  determined  finally  that  title failure  has  occurred, so  that the interest of the party whose Lease or Interest  is  affected by the title failure will thereafter be reduced in the Contract Area by the amount of the Lease or Interest failed;~~

~~(c) If  the  proportionate  interest  of the  other  parties  hereto in any  producing well  previously drilled on the Contract Area is increased by reason of the title  failure, the party who bore  the costs  incurred in connection  with such well  attributable to the Lease or Interest  which  has  failed shall  receive the proceeds attributable to the increase in such interest (less costs and burdens  attributable  thereto) until  it has  been  reimbursed  for  unrecovered  costs  paid  by  it  in  connection  with  such  well attributable to such failed Lease or Interest;~~

~~(d) Should  any  person not  a  party to  this  agreement,  who  is  determined to be the owner of any Lease or Interest which has failed, pay in any manner any part of  the cost of  operation, development,  or equipment, such amount shall be paid to the party or parties who bore the costs which are so refunded;~~

~~(e) Any liability  to account to a  person not a party to this agreement for prior production of  Oil and Gas which arises by reason  of  title  failure shall  be  borne  severally by each party  (including a predecessor to a  current  party )  who  received production for  which  such  accounting is  required based  on  the  amount  of  such production received, and each such party shall severally indemnify, defend and hold harmless all other parties hereto for any such liability to account;~~

~~(f) No  charge  shall  be  made  to  the joint  account  for legal  expenses, fees or salaries in connection with the defense of the Lease or Interest claimed to have failed, but if the party contributing such Lease or  Interest hereto elects to defend its title it shall bear all expenses in connection therewith; and~~

~~(g) If any  party is  given credit  on Exhibit "A"  to a  Lease or  Interest which  is  limited  solely to ownership of an interest  in  the  wellbore  of  any  well or  wells  and  the  production  therefrom, such  party's  absence of interest in the remainder of the Contract Area shall be considered a Failure of  Title as  to such remaining Contract  Area unless that absence of interest is reflected on Exhibit "A."~~

~~2. Loss by Non-Payment or Erroneous Payment of Amount Due: If, through mistake or oversight, any rental, shut-in well payment, minimum  royalty or  royalty  payment,  or other  payment  necessary  to  maintain  all  or  a  portion  of  an Oil and Gas Lease  or  interest  is  not  paid or is erroneously paid, and as a result  a  Lease  or  Interest  terminates,  there  shall  be no monetary liability  against  the party  who  failed  to make  such  payment. Unless  the party  who  failed to  make  the  required  payment secures a new  Lease  or  Interest covering  the  same interest  within  ninety (90) days  from  the discovery of  the failure to make proper payment,  which  acquisition  will not be subject  to Article  VIII.B.,  the  interests of  the  parties reflected on Exhibit "A" shall be  revised  on  an  acreage  basis,  effective as  of  the  date  of  termination  of  the  Lease or Interest involved, and the party who failed  to  make proper payment will no longer  be credited with an I nterest in the  Contract Area on account of  ownership of  the  Lease  or Interest which has  terminated. If the  party who  failed to make the required payment shall not have been fully reimbursed,  at the  time  of  the  loss,  from  the  proceeds of the sale of Oil and Gas attributable  to the lost  Lease or Interest, calculated on  an acreage basis, for the  development and  operating costs previously paid on account  of such Lease  or  Interest, it shall be reimbursed  for  unrecovered actual  costs  previously  paid  by  it  (but not for its share  of  the  cost of any dry hole previously  drilled or  wells  previously  abandoned)  from  so  much of the following as is necessary to effect reimbursement:~~

~~(a) Proceeds  of  Oil  and Gas  produced  prior  to  termination  of the  Lease or Interest, less operating expenses and lease burdens chargeable hereunder to  the person who failed to make payment,  previously  accrued to the credit of  the lost Lease or Interest, on an acreage basis, up to the amount of unrecovered costs;~~

~~(b) Proceeds of Oil and  Gas, less operating expenses and  lease  burdens chargeable  hereunder to the person who failed to  make  payment, up to the amount of unrecovered costs attributable to  that portion of  Oil and  Gas  thereafter  produced and marketed (excluding  production  from any wells  thereafter drilled)  which, in the absence  of  such  Lease or Interest termination, would  be attributable to the lost Lease or Interest on  an  acreage  basis  and  which  as  a  result  of  such  Lease  or  Interest termination is credited to other parties, the proceeds of said  portion of the Oil and Gas  to be  contributed by the other  parties in proportion to their respective interests reflected on Exhibit "A"; and,~~

~~(c) Any  monies, up  to  the amount of  unrecovered costs,  that  may be  paid by any party who is, or becomes, the owner of the Lease or Interest lost, for the privilege of participating in the Contract Area or becoming a party to this agreement.~~

3. Other Losses: All losses of Leases or Interests committed to this agreement, ~~other than those set forth in Articles IV.B.1 and IV.B.2 above~~ shall be joint losses and shall be borne by all parties in proportion to their interests shown on Exhibit “A.” This shall include but not be limited to the loss of any Lease or Interest through failure to develop or because express or implied covenants have not been performed (other than performance which requires only the payment of money), and the loss of any Lease by expiration at the end of its primary term if it is not renewed or extended. There shall be no readjustment of interests in the remaining portion of the Contract Area on account of any joint loss.

~~4. Curing Title: In the event of a  Failure of  Title under Article IV.B.1. or a loss of title under Article IV. B. 2. above, any Lease or  Interest  acquired  by  any  party hereto (other than the party whose interest has failed or was lost) during the ninety (90)  day period  provided  by Article IV.B.1. and  Article IV.B.2.  above  covering  all  or a  portion of the interest that has failed or  was lost  shall be offered at cost to  the  party  whose interest  has failed or  was lost, and  the provisions of  Article VIII.B. shall not apply to such acquisition.~~

A.A.P.L. FORM 610 - MODEL FORM OPERATING AGREEMENT - 1989

ARTICLE V.
OPERATOR

A. Designation and Responsibilities of Operator:

CONDOR ENERGY TECHNOLOGY LLC shall be the Operator of the Contract Area, and shall conduct and direct and have full control of all operations on the Contract Area as permitted and required by, and within the limits of this agreement. In its performance of services hereunder for the Non-Operators, Operator shall be an independent contractor not subject to the control or direction of the Non-Operators except as to the type of operation to be undertaken in accordance with the election procedures contained in this agreement. Operator shall not be deemed, or hold itself out as, the agent of the Non-Operators with authority to bind them to any obligation or liability assumed or incurred by Operator as to any third party. Operator shall conduct its activities under this agreement as a reasonable prudent operator, in a good and workmanlike manner, with due diligence and dispatch, in accordance with good oilfield practice, and in compliance with applicable law and regulation, but in no event shall it have any liability as Operator to the other parties for losses sustained or liabilities incurred except such as may result from gross negligence or willful misconduct.

B. Resignation or Removal of Operator and Selection of Successor:

1. Resignation or Removal of Operator: Operator may resign at any time by giving written notice thereof to Non-Operators. If Operator terminates its legal existence, no longer owns an interest hereunder in the Contract Area, or is no longer capable of serving as Operator, Operator shall be deemed to have resigned without any action by Non-Operators, except the selection of a successor. Operator may be removed only for good cause by the affirmative vote of Non-Operators owning a majority interest based on ownership as shown on Exhibit “A” remaining after excluding the voting interest of Operator and any affiliate thereof; such vote shall not be deemed effective until a written notice has been delivered to the Operator by a Non-Operator detailing the alleged default and Operator has failed to cure the default within thirty (30) days from its receipt of the notice or, if the default concerns an operation then being conducted, within forty-eight (48) hours of its receipt of the notice. For purposes hereof, “good cause” shall mean not only gross negligence or willful misconduct but also the material breach of or inability to meet the standards of operation contained in Article V.A. or material failure or inability to perform its obligations under this agreement.

Subject to Article VII.D.1., such resignation or removal shall not become effective until 7:00 o’clock A.M. on the first day of the calendar month following the expiration of ninety (90) days after the giving of notice of resignation by Operator or action by the Non-Operators to remove Operator, unless a successor Operator has been selected and assumes the duties of Operator at an earlier date. Operator, after effective date of resignation or removal, shall be bound by the terms hereof as a Non-Operator. A change of a corporate name or structure of Operator or transfer of Operator’s working interest to any single subsidiary, parent (as long as such subsidiary or parent remains a subsidiary or parent, as applicable, of Operator) or successor ~~corporation~~
shall not be the basis for removal of Operator.

2. Selection of Successor Operator: Upon the resignation or removal of Operator under any provision of this agreement, a successor Operator shall be selected by the parties. The successor Operator shall be selected from the parties owning an interest in the Contract Area at the time such successor Operator is selected. The successor Operator shall be selected by the affirmative vote of ~~two (2) or more~~the party or parties owning a majority interest based on ownership as shown on Exhibit “A”; provided, however, if an Operator which has been removed or is deemed to have resigned fails to vote or votes only to succeed itself or any affiliate thereof, the successor Operator shall be selected by the affirmative vote of the party or parties owning a majority interest based on ownership as shown on Exhibit “A” remaining after excluding the voting interest of the Operator that was removed or resigned and any affiliate thereof. The former Operator shall promptly deliver to the successor Operator all records and data relating to the operations conducted by the former Operator to the extent such records and data are not already in the possession of the successor operator. Any cost of obtaining or copying the former Operator’s records and data shall be charged to the joint account.

3. Effect of Bankruptcy: If Operator becomes insolvent, bankrupt or is placed in receivership, it shall be deemed to have resigned without any action by Non-Operators, except the selection of a successor. If a petition for relief under the federal bankruptcy laws is filed by or against Operator, and the removal of Operator is prevented by the federal bankruptcy court, all Non-Operators and Operator shall comprise an interim operating committee to serve and control operations until Operator has elected to reject or assume this agreement pursuant to the Bankruptcy Code, and an election to reject this agreement by Operator as a debtor in possession, or by a trustee in bankruptcy, shall be deemed a resignation as Operator without any action by Non-Operators, except the selection of a successor. During the period of time the operating committee controls operations, all actions shall require the approval of two (2) or more parties owning a majority interest based on ownership as shown on Exhibit “A.” In the event there are only two (2) parties to this agreement, during the period of time the operating committee controls operations, a third party acceptable to Operator, Non-Operator and the federal bankruptcy court shall be selected as a member of the operating committee, and all actions shall require the approval of two (2) members of the operating committee without regard for their interest in the Contract Area based on Exhibit “A.”

C. Employees and Contractors:

The number of employees or contractors used by Operator in conducting operations hereunder, their selection, and the hours of labor and the compensation for services performed shall be determined by Operator, and all such employees or contractors shall be the employees or contractors of Operator.

D. Rights and Duties of Operator:

1. Competitive Rates and Use of Affiliates: All wells drilled and workover operations conducted on the Contract Area shall be drilled and conducted on a competitive contract basis at the usual rates prevailing in the area. If it so desires, Operator may employ its own tools and equipment in the drilling and Completion of wells, but its charges therefor shall not exceed the prevailing rates in the area and the rate of such charges shall be agreed upon by the parties in writing before drilling operations are commenced, and such work shall be performed by Operator under the same terms and conditions as are customary and usual in the area in contracts of independent contractors who are doing work of a similar nature. All work performed or materials supplied by affiliates or related parties of Operator shall be performed or supplied at competitive rates, pursuant to written agreement, and in accordance with customs and standards prevailing in the industry.

2. Discharge of Joint Account Obligations: Except as herein otherwise specifically provided, Operator shall promptly pay and discharge expenses incurred in the development and operation of the Contract Area pursuant to this agreement and shall charge each of the parties hereto with their respective proportionate shares upon the expense basis provided in Exhibit “C.” Operator shall keep an accurate record of the joint account hereunder, showing expenses incurred and charges and credits made and received.

3. Protection from Liens: Operator shall pay, or cause to be paid, as and when they become due and payable, all accounts of contractors and suppliers and wages and salaries for services rendered or performed, and for materials supplied on, to or in respect of the Contract Area or any operations for the joint account thereof, and shall keep the Contract Area free from liens and encumbrances resulting therefrom except for those resulting from a bona fide dispute as to services rendered or materials supplied.

A.A.P.L. FORM 610 - MODEL FORM OPERATING AGREEMENT - 1989

4. Custody of Funds: Operator shall hold for the account of the Non-Operators any funds of the Non-Operators advanced or paid to the Operator, either for the conduct of operations hereunder or as a result of the sale of production from the Contract Area, and such funds shall remain the funds of the Non-Operators on whose account they are advanced or paid until used for their intended purpose or otherwise delivered to the Non-Operators or applied toward the payment of debts as provided in Article VII.B. Nothing in this paragraph shall be construed to establish a fiduciary relationship between Operator and Non-Operators for any purpose other than to account for Non-Operator funds as herein specifically provided. Nothing in this paragraph shall require the maintenance by Operator of separate accounts for the funds of Non-Operators unless the parties otherwise specifically agree.

5. Access to Contract Area and Records: Operator shall, except as otherwise provided herein, permit each Non-Operator or its duly authorized representative, at the Non-Operator’s sole risk and cost, full and free access at all reasonable times to all operations of every kind and character being conducted for the joint account on the Contract Area and to the records of operations conducted thereon or production therefrom, including Operator’s books and records relating thereto. Such access rights shall not be exercised in a manner interfering with Operator’s conduct of an operation hereunder and shall not obligate Operator to furnish any geologic or geophysical data of an interpretive nature unless the cost of preparation of such interpretive data was charged to the joint account. Operator will furnish to each Non-Operator upon request copies of any and all reports and information obtained by Operator in connection with production and related items, including, without limitation, meter and chart reports, production purchaser statements, run tickets and monthly gauge reports, but excluding purchase contracts and pricing information to the extent not applicable to the production of the Non-Operator seeking the information. Any audit of Operator’s records relating to amounts expended and the appropriateness of such expenditures shall be conducted in accordance with the audit protocol specified in Exhibit “C.”

6. Filing and Furnishing Governmental Reports: Operator will file, and upon written request promptly furnish copies to each requesting Non-Operator not in default of its payment obligations, all operational notices, reports or applications required to be filed by local, State, Federal or Indian agencies or authorities having jurisdiction over operations hereunder. Each Non-Operator shall provide to Operator on a timely basis all information necessary to Operator to make such filings.

7. Drilling and Testing Operations: The following provisions shall apply to each well drilled, Completed, Reworked, Recompleted, Sidetracked or Plugged Back hereunder, including but not limited to the Initial Well:

(a) Operator will promptly advise ~~Non Operators~~ Consenting Parties of the date on which the well is spudded, or the date on which drilling operations are commenced.

(b) Operator will send to ~~Non Operators~~ Consenting Parties such reports, test results and notices regarding the progress of operations on the well as the Consenting Parties shall reasonably request, including, but not limited to, daily drilling reports, completion reports, and well logs.

(c) Operator shall adequately test all Zones encountered which may reasonably be expected to be capable of producing Oil and Gas in paying quantities as a result of examination of the electric log or any other logs or cores or tests conducted hereunder.

8. Cost Estimates: Upon request of any Consenting Party, Operator shall furnish estimates of current and cumulative costs incurred for the joint account at reasonable intervals during the conduct of any operation pursuant to this agreement. Operator shall not be held liable for errors in such estimates so long as the estimates are made in good faith.

9. Insurance: At all times while operations are conducted hereunder, Operator shall comply with the workers compensation law of the state where the operations are being conducted; provided, however, that Operator may be a self-insurer for liability under said compensation laws in which event the only charge that shall be made to the joint account shall be as provided in Exhibit “C.” Operator shall also carry or provide insurance for the benefit of the joint account of the parties as outlined in Exhibit “D” attached hereto and made a part hereof. Operator shall require all contractors engaged in work on or for the Contract Area to comply with the workers compensation law of the state where the operations are being conducted and to maintain such other insurance as Operator may require.

In the event automobile liability insurance is specified in said Exhibit “D,” or subsequently receives the approval of the parties, no direct charge shall be made by Operator for premiums paid for such insurance for Operator’s automotive equipment.
ARTICLE VI.
DRILLING AND DEVELOPMENT

A. Initial Well:

On or before the _____ day of _________, Operator shall commence drilling of the Initial Well at the following location:

TO BE DETERMINED

The drilling of the Initial Well and the participation therein by all parties is obligatory, subject to Article VI.C.1. as to participation in Completion operations and Article VI.F. as to termination of operations and Article XI as to occurrence of force majeure.

B. Subsequent Operations:

1. Proposed Operations: If any party hereto should desire to drill any well on the Contract Area other than the Initial Well, or if any party should desire to Rework, Sidetrack, Deepen, Recomplete or Plug Back a dry hole or a well no longer capable of producing in paying quantities in which such party has not otherwise relinquished its interest in the proposed objective Zone under this agreement, the party desiring to drill, Rework, Sidetrack, Deepen, Recomplete or Plug Back such a well shall give written notice of the proposed operation to the parties who have not otherwise relinquished their interest in such objective Zone under this agreement and to all other parties in the case of a proposal for Sidetracking or Deepening, specifying the work to be performed, the location, proposed depth, objective Zone and the estimated cost of the operation. The parties to whom such a notice is delivered shall have thirty (30) days after receipt of the notice within which to notify the party proposing to do the work whether they elect to participate in the cost of the proposed operation. If a drilling rig is on location, notice of a proposal to Rework, Sidetrack, Recomplete, Plug Back or Deepen may be given by telephone telecopy, express mail or facsimile and the response period shall be limited to ~~forty eight (48)~~twenty-four (24) hours, exclusive of Saturday, Sunday and legal holidays. Failure of a party to whom such notice is delivered to reply within the period above fixed shall constitute an election by that party not to participate in the cost of the proposed operation. Any proposal by a party to conduct an operation conflicting with the operation initially proposed shall be delivered to all parties within the time and in the manner provided in Article VI.B.6.

A.A.P.L. FORM 610 - MODEL FORM OPERATING AGREEMENT - 1989

If all parties to whom such notice is delivered elect to participate in such a proposed operation, the parties shall be contractually committed to participate therein provided such operations are commenced within the time period hereafter set forth, and Operator shall, no later than ninety (90) days after expiration of the notice period of thirty (30) days (or as promptly as practicable after the expiration of the ~~forty eight (48)~~twenty-four (24) hour period when a drilling rig is on location, as the case may be), actually commence the proposed operation and thereafter complete it with due diligence at the risk and expense of the parties participating therein; provided, however, that, except in cases where a drilling rig is on location, said commencement date may be extended upon written notice of same by Operator to the other parties, for a period of up to thirty (30) additional days if, in the sole opinion of Operator, such additional time is reasonably necessary to obtain permits from governmental authorities, surface rights (including rights-of-way) or appropriate drilling equipment, or to complete title examination or curative matter required for title approval or acceptance. If the actual operation has not been commenced within the time provided (including any extension thereof as specifically permitted herein or in the force majeure provisions of Article XI) and if any party hereto still desires to conduct said operation, written notice proposing same must be resubmitted to the other parties in accordance herewith as if no prior proposal had been made. Those parties that did not participate in the drilling of a well for which a proposal to Deepen or Sidetrack is made hereunder shall, if such parties desire to participate in the proposed Deepening or Sidetracking operation, reimburse the Drilling Parties in accordance with Article VI.B.4. in the event of a Deepening operation and in accordance with Article VI.B.5. in the event of a Sidetracking operation.

2. Operations by Less Than All Parties:

(a) Determination of Participation. If any party to whom such notice is delivered as provided in Article VI.B.1. or VI.C.1. (Option No. 2) elects not to participate in the proposed operation, then, in order to be entitled to the benefits of this Article, the party or parties giving the notice and such other parties as shall elect to participate in the operation shall, no later than ninety (90) days after the expiration of the notice period of thirty (30) days (or as promptly as practicable after the expiration of the ~~forty eight (48)~~ twenty-four (24) hour period when a drilling rig is on location, as the case may be) actually commence the proposed operation and complete it with due diligence. Operator shall perform all work for the account of the Consenting Parties; provided, however, if no drilling rig or other equipment is on location, and if Operator is a Non-Consenting Party, the Consenting Parties shall either: (i) request Operator to perform the work required by such proposed operation for the account of the Consenting Parties, provided, however, that Operator shall not be required to do so provided, however, that upon completion of such proposed or (ii) designate one of the Consenting Parties as Operator to perform such work operation, Operator shall resume responsibilities for all subsequent operations. The rights and duties granted to and imposed upon the Operator under this agreement are granted to and imposed upon the party designated as Operator for an operation in which the original Operator is a Non-Consenting Party. Consenting Parties, when conducting operations on the Contract Area pursuant to this Article VI.B.2., shall comply with all terms and conditions of this agreement.

If less than all parties approve any proposed operation, the proposing party, immediately after the expiration of the applicable notice period, shall advise all Parties of the total interest of the parties approving such operation and its recommendation as to whether the Consenting Parties should proceed with the operation as proposed. Each Consenting Party, within ~~forty-eight (48)~~twenty-four (24) hours (exclusive of Saturday, Sunday, and legal holidays) after delivery of such notice, shall advise the proposing party of its desire to (i) limit participation to such party’s interest as shown on Exhibit “A” or (ii) carry only its proportionate part (determined by dividing such party’s interest in the Contract Area by the interests of all Consenting Parties in the Contract Area) of Non-Consenting Parties’ interests, or (iii) carry its proportionate part (determined as provided in (ii)) of Non-Consenting Parties’ interests together with all or a portion of its proportionate part of any Non-Consenting Parties’ interests that any Consenting Party did not elect to take. Any interest of Non-Consenting Parties that is not carried by a Consenting Party shall be deemed to be carried by the party proposing the operation if such party does not withdraw its proposal. Failure to advise the proposing party within the time required shall be deemed an election under (i). In the event a drilling rig is on location, notice may be given by telephone, telecopy, express mail or facsimile and the time permitted for such a response shall not exceed a total of ~~forty-eight (48)~~ twenty-four (24) hours (exclusive of Saturday, Sunday and legal holidays). The proposing party, at its election, may withdraw such proposal if there is less than 100% participation and shall notify all parties of such decision within ten (10) days, or within twenty-four (24) hours if a drilling rig is on location, following expiration of the applicable response period. If 100% subscription to the proposed operation is obtained, the proposing party shall promptly notify the Consenting Parties of their proportionate interests in the operation and the party serving as Operator shall commence such operation within the period provided in Article VI.B.1., subject to the same extension right as provided therein.

(b) Relinquishment of Interest for Non-Participation. The entire cost and risk of conducting such operations shall be borne by the Consenting Parties in the proportions they have elected to bear same under the terms of the preceding paragraph. Consenting Parties and Operator shall keep the leasehold estates involved in such operations free and clear of all liens and encumbrances of every kind created by or arising from the operations of the Consenting Parties. If such an operation results in a dry hole, then subject to Articles VI.B.6. and VI.E.3., the Consenting Parties shall plug and abandon the well and restore the surface location at their sole cost, risk and expense; provided, however, that those Non-Consenting Parties that participated in the drilling, Deepening or Sidetracking of the well shall remain liable for, and shall pay, their proportionate shares of the cost of plugging and abandoning the well and restoring the surface location insofar only as those costs were not increased by the subsequent operations of the Consenting Parties. If any well drilled, Reworked, Sidetracked, Deepened, Recompleted or Plugged Back under the provisions of this Article results in a well capable of producing Oil and/or Gas in paying quantities, the Consenting Parties shall Complete and equip the well to produce at their sole cost and risk, and the well shall then be turned over to Operator (if the Operator did not conduct the operation) and shall be operated by it at the expense and for the account of the Consenting Parties. Upon commencement of operations for the drilling, Reworking, Sidetracking, Recompleting, Deepening or Plugging Back of any such well by Consenting Parties in accordance with the provisions of this Article, each Non-Consenting Party shall be deemed to have relinquished to Consenting Parties, and the Consenting Parties shall own and be entitled to receive, in proportion to their respective interests, all of such Non-Consenting Party’s interest in the well and share of production therefrom or, in the case of a Reworking, Sidetracking, Deepening, Recompleting or Plugging Back, or a Completion pursuant to Article VI.C.1. Option No. 2, all of such Non-Consenting Party’s interest in the production obtained from the operation in which the Non-Consenting Party did not elect to participate. Such relinquishment shall be effective until the proceeds of the sale of such share, calculated at the well, or market value thereof if such share is not sold (after deducting applicable ad valorem, production, severance, and excise taxes, royalty, overriding royalty and other interests not excepted by Article III.C. payable out of or measured by the production from such well accruing with respect to such interest until it reverts), shall equal the total of the following:

A.A.P.L. FORM 610 - MODEL FORM OPERATING AGREEMENT - 1989

(i) ~~200~~ 100% of each such Non-Consenting Party’s share of the cost of any newly acquired surface equipment beyond the wellhead connections (including but not limited to stock tanks, separators, treaters, pumping equipment and piping), plus 100% of each such Non-Consenting Party’s share of the cost of operation of the well commencing with first production and continuing until each such Non-Consenting Party’s relinquished interest shall revert to it under other provisions of this Article, it being agreed that each Non-Consenting Party’s share of such costs and equipment will be that interest which would have been chargeable to such Non-Consenting Party had it participated in the proposed well or operation from the beginning of the operations; and

(ii) ~~500~~ 300% of (a) that portion of the costs and expenses of drilling, Reworking, Sidetracking, Deepening, Plugging Back, testing, Completing, and Recompleting, after deducting any cash contributions received under Article VIII.C., and of (b) that portion of the cost of newly acquired equipment in the well (to and including the wellhead connections), which would have been chargeable to such Non-Consenting Party if it had participated therein.

Notwithstanding anything to the contrary in this Article VI.B., if the well does not reach the deepest objective Zone described in the notice proposing the well for reasons other than the encountering of granite or practically impenetrable substance or other condition in the hole rendering further operations impracticable, Operator shall give notice thereof to each Non-Consenting Party who submitted or voted for an alternative proposal under Article VI.B.6. to drill the well to a shallower Zone than the deepest objective Zone proposed in the notice under which the well was drilled, and each such Non-Consenting Party shall have the option to participate in the initial proposed Completion of the well by paying its share of the cost of drilling the well to its actual depth, calculated in the manner provided in Article VI.B.4. (a). If any such Non-Consenting Party does not elect to participate in the first Completion proposed for such well, the relinquishment provisions of this Article VI.B.2. (b) shall apply to such party’s interest.

(c) Reworking, Recompleting or Plugging Back. An election not to participate in the drilling, Sidetracking or Deepening of a well shall be deemed an election not to participate in any Reworking or Plugging Back operation proposed in such a well, or portion thereof, to which the initial non-consent election applied that is conducted at any time prior to full recovery by the Consenting Parties of the Non-Consenting Party’s recoupment amount. Similarly, an election not to participate in the Completing or Recompleting of a well shall be deemed an election not to participate in any Reworking operation proposed in such a well, or portion thereof, to which the initial non-consent election applied that is conducted at any time prior to full recovery by the Consenting Parties of the Non-Consenting Party’s recoupment amount. Any such Reworking, Recompleting or Plugging Back operation conducted during the recoupment period shall be deemed part of the cost of operation of said well and there shall be added to the sums to be recouped by the Consenting Parties ~~500~~ 300% of that portion of the costs of the Reworking, Recompleting or Plugging Back operation which would have been chargeable to such Non-Consenting Party had it participated therein. If such a Reworking, Recompleting or Plugging Back operation is proposed during such recoupment period, the provisions of this Article VI.B. shall be applicable as between said Consenting Parties in said well.

(d) Recoupment Matters. During the period of time Consenting Parties are entitled to receive Non-Consenting Party’s share of production, or the proceeds therefrom, Consenting Parties shall be responsible for the payment of all ad valorem, production, severance, excise, gathering and other taxes, and all royalty, overriding royalty and other burdens applicable to Non-Consenting Party’s share of production not excepted by Article III.C.

In the case of any Reworking, Sidetracking, Plugging Back, Recompleting or Deepening operation, the Consenting Parties shall be permitted to use, free of cost, all casing, tubing and other equipment in the well, but the ownership of all such equipment shall remain unchanged; and upon abandonment of a well after such Reworking, Sidetracking, Plugging Back, Recompleting or Deepening, the Consenting Parties shall account for all such equipment to the owners thereof, with each party receiving its proportionate part in kind or in value, less cost of salvage.

Within ninety (90) days after the completion of any operation under this Article, the party conducting the operations for the Consenting Parties shall furnish each Non-Consenting Party with an inventory of the equipment in and connected to the well, and an itemized statement of the cost of drilling, Sidetracking, Deepening, Plugging Back, testing, Completing, Recompleting, and equipping the well for production; or, at its option, the operating party, in lieu of an itemized statement of such costs of operation, may submit a detailed statement of monthly billings. Each ~~month~~ quarter thereafter, during the time the Consenting Parties are being reimbursed as provided above, the party conducting the operations for the Consenting Parties shall furnish the Non-Consenting Parties with an itemized statement of all costs and liabilities incurred in the operation of the well, together with a statement of the quantity of Oil and Gas produced from it and the amount of proceeds realized from the sale of the well’s working interest production during the preceding month. In determining the quantity of Oil and Gas produced during any month, Consenting Parties shall use industry accepted methods such as but not limited to metering or periodic well tests. Any amount realized from the sale or other disposition of equipment newly acquired in connection with any such operation which would have been owned by a Non-Consenting Party had it participated therein shall be credited against the total unreturned costs of the work done and of the equipment purchased in determining when the interest of such Non-Consenting Party shall revert to it as above provided; and if there is a credit balance, it shall be paid to such Non-Consenting Party.

If and when the Consenting Parties recover from a Non-Consenting Party’s relinquished interest the amounts provided for above, the relinquished interests of such Non-Consenting Party shall automatically revert to it as of 7:00 a.m. on the day following the day on which such recoupment occurs, and, from and after such reversion, such Non-Consenting Party shall own the same interest in such well, the material and equipment in or pertaining thereto, and the production therefrom as such Non-Consenting Party would have been entitled to had it participated in the drilling, Sidetracking, Reworking, Deepening, Recompleting or Plugging Back of said well. Thereafter, such Non-Consenting Party shall be charged with and shall pay its proportionate part of the further costs of the operation of said well in accordance with the terms of this agreement and Exhibit “C” attached hereto.

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3. Stand-By Costs: When a well which has been drilled or Deepened has reached its authorized depth and all tests have been completed and the results thereof furnished to the parties, or when operations on the well have been otherwise terminated pursuant to Article VI.F., stand-by costs incurred pending response to a party’s notice proposing a Reworking, Sidetracking, Deepening, Recompleting, Plugging Back or Completing operation in such a well (including the period required under Article VI.B.6. to resolve competing proposals) shall be charged and borne as part of the drilling or Deepening  operation just completed. Stand-by costs subsequent to all parties responding, or expiration of the response time permitted, whichever first occurs, and prior to agreement as to the participating interests of all Consenting Parties pursuant to the terms of the second grammatical paragraph of Article VI.B.2. (a), shall be charged to and borne as part of the proposed operation, but if the proposal is subsequently withdrawn because of insufficient participation, such stand-by costs shall be allocated between the Consenting Parties in the proportion each Consenting Party’s interest as shown on Exhibit “A” bears to the total interest as shown on Exhibit “A” of all Consenting Parties.

In the event that notice for a Sidetracking or deepening operation is given while the drilling rig to be utilized is on location, any party may request and receive up to five (5) additional days after expiration of the forty-eight hour response period specified in Article VI.B.1. within which to respond by paying for all stand-by costs and other costs incurred during such extended response period; Operator may require such party to pay the estimated stand-by time in advance as a condition to extending the response period. If more than one party elects to take such additional time to respond to the notice, standby costs shall be allocated between the parties taking additional time to respond on a day-to-day basis in the proportion each electing party’s interest as shown on Exhibit “A” bears to the total interest as shown on Exhibit “A” of all the electing parties.

4. Deepening: If less than all parties elect to participate in a drilling, Sidetracking, or Deepening operation proposed pursuant to Article VI.B.1., the interest relinquished by the Non-Consenting Parties to the Consenting Parties under Article VI.B.2. shall relate only and be limited to the lesser of (i) the total depth (or, in the case of a horizontal wellbore, length) actually drilled or (ii) the objective depth (or, in the case of a horizontal wellbore, length) or Zone of which the parties were given notice under Article VI.B.1. (“Initial Objective”). Such well shall not be Deepened beyond the Initial Objective without first complying with this Article to afford the Non-Consenting Parties the opportunity to participate in the Deepening operation.

In the event any Consenting Party desires to drill or Deepen a Non-Consent Well ~~to a depth below~~ beyond the Initial Objective, such party shall give notice thereof, complying with the requirements of Article VI.B.1., to all parties (including Non-Consenting Parties). Thereupon, Articles VI.B.1. and 2. shall apply and all parties receiving such notice shall have the right to participate or not participate in the Deepening of such well pursuant to said Articles VI.B.1. and 2. If a Deepening operation is approved pursuant to such provisions, and if any Non-Consenting ~~party~~ Party elects to participate in the Deepening operation, such Non-Consenting Party shall pay or make reimbursement (as the case may be) of the following costs and expenses.

(a) If the proposal to Deepen is made prior to the Completion of such well as a well capable of producing in paying quantities, such Non-Consenting Party shall pay (or reimburse Consenting Parties for, as the case may be) that share of costs and expenses incurred in connection with the drilling of said well from the surface to the Initial Objective which Non-Consenting Party would have paid had such Non-Consenting Party agreed to participate therein, plus the Non-Consenting Party’s share of the cost of Deepening and of participating in any further operations on the well in accordance with the other provisions of this Agreement; provided, however, all costs for testing and Completion or attempted Completion of the well incurred by Consenting Parties prior to the point of actual operations to Deepen beyond the Initial Objective shall be for the sole account of Consenting Parties.

(b) If the proposal is made for a Non-Consent Well that has been previously Completed as a well capable of producing in paying quantities, but is no longer capable of producing in paying quantities, such Non-Consenting Party shall pay (or reimburse Consenting Parties for, as the case may be) its proportionate share of all costs of drilling, Completing, and equipping said well from the surface to the Initial Objective, calculated in the manner provided in paragraph (a) above, less those costs recouped by the Consenting Parties from the sale of production from the well. The Non-Consenting Party shall also pay its proportionate share of all costs of re-entering said well. The Non-Consenting Parties’ proportionate part (based on the percentage of such well Non-Consenting Party would have owned had it previously participated in such Non-Consent Well) of the costs of salvable materials and equipment remaining in the hole and salvable surface equipment used in connection with such well shall be determined in accordance with Exhibit “C.” If the Consenting Parties have recouped the cost of drilling, Completing, and equipping the well at the time such Deepening operation is conducted, then a Non-Consenting Party may participate in the Deepening of the well with no payment for costs incurred prior to re-entering the well for Deepening.

The foregoing shall not imply a right of any Consenting Party to propose any Deepening for a Non-Consent Well prior to the drilling of such well to its Initial Objective without the consent of the other Consenting Parties as provided in Article VI.F.

5. Sidetracking: * (see line 74 below) Any party having the right to participate in a proposed Sidetracking operation that does not own an interest in the affected wellbore at the time of the notice shall, upon electing to participate, tender to the wellbore owners its proportionate share (equal to its interest in the Sidetracking operation) of the value of that portion of the existing wellbore to be utilized as follows:

(a) If the proposal is for Sidetracking an existing dry hole, reimbursement shall be on the basis of the actual costs incurred in the initial drilling of the well down to the depth at which the Sidetracking operation is initiated.

(b) If the proposal is for Sidetracking a well which has previously produced, reimbursement shall be on the basis of such party’s proportionate share of drilling and equipping costs incurred in the initial drilling of the well down to the depth at which the Sidetracking operation is conducted, calculated in the manner described in Article VI.B.4(b) above. Such party’s proportionate share of the cost of the well’s salvable materials and equipment down to the depth at which the Sidetracking operation is initiated shall be determined in accordance with the provisions of Exhibit “C.”

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6. Order of Preference of Operations. *(This paragraph shall not be applicable to operations in the lateral portion of a horizontal or multi-lateral well. Drilling operations which are intended to recover penetration of the target interval which are conducted in a horizontal or multi-lateral well shall be considered as included in the original proposed operations.)

7. Conformity to Spacing Pattern. Notwithstanding the provisions of this Article VI.B.2., it is agreed that no wells shall be proposed to be drilled to or Completed in or produced from a Zone from which a well located elsewhere on the Contract Area is producing, unless such well conforms to the then-existing well spacing pattern for such Zone ~~Or~~ or such well has been approved as an exception to the then existing spacing pattern for such zone by the appropriate regulatory agency.

8. Paying Wells. No party shall conduct any Reworking, Deepening, Plugging Back, Completion, Recompletion, or Sidetracking operation under this agreement with respect to any well then capable of producing in paying quantities except with the consent of all parties that have not relinquished interests in the well at the time of such operation.

C. Completion of Wells; Reworking and Plugging Back:

1. Completion: Without the consent of all parties, no well shall be drilled, Deepened or Sidetracked, except any well drilled, Deepened or Sidetracked pursuant to the provisions of Article VI.B.2. of this agreement. Consent to the drilling, Deepening or Sidetracking shall include:

☑
Option No. 1: For all horizontal wells with respect to which Non-Operator does not elect Option 2 below, horizontal or multi-lateral well, ~~All~~ necessary expenditures for the drilling, Deepening or Sidetracking, testing, Completing and equipping of the including necessary tankage and/or surface facilities.

☑
Option No. 2: For all vertical wells with respect to which Non-Operator elects Option 2 contemporaneously with Non-Operators, making its initial election to participate in a proposed drilling operation, ~~All~~ necessary expenditures for the drilling, Deepening or Sidetracking and testing of all vertical Wells ~~well~~. When such well has reached its authorized depth, and all logs, cores and other tests have been completed, and the results thereof furnished to the parties, Operator shall give immediate notice to the Non-Operators having the right to participate in a Completion attempt whether or not Operator recommends attempting to Complete the well or to perform another operation described in Article XVI.L hereto, together with Operator’s AFE for ~~Completion costs~~ the cost of the operation if not previously provided. The parties receiving such notice shall have forty-eight (48) hours (exclusive of Saturday, Sunday and legal holidays) in which to elect by delivery of notice to Operator to participate in a recommended Completion attempt or to make an alternate Completion proposal with an accompanying AFE. Operator shall deliver any such Completion proposal, or any Completion proposal conflicting with Operator’s proposal, to the other parties entitled to participate in such Completion in accordance with the procedures specified in Article VI.B.6. Election to participate in a Completion attempt shall include consent to all necessary expenditures for the Completing and equipping of such well, including necessary tankage and/or surface facilities but excluding any stimulation operation not contained on the Completion AFE. Failure of any party receiving such notice to reply within the period above fixed shall constitute an election by that party not to participate in the cost of the Completion attempt; provided, that Article VI.B.6. shall control in the case of conflicting Completion proposals. If one or more, but less than all of the parties, elect to attempt a Completion, the provision of Article VI.B.2. hereof (the phrase “Reworking, Sidetracking, Deepening, Recompleting or Plugging Back” as contained in Article VI.B.2. shall be deemed to include “Completing”) shall apply to the operations thereafter conducted by less than all parties; provided, however, that Article VI.B.2. shall apply separately to each separate Completion or Recompletion attempt undertaken hereunder, and an election to become a Non-Consenting Party as to one Completion or Recompletion attempt shall not prevent a party from becoming a Consenting Party in subsequent Completion or Recompletion attempts regardless whether the Consenting Parties as to earlier Completions or Recompletion have recouped their costs pursuant to Article VI.B.2.; provided further, that any recoupment of costs by a Consenting Party shall be made solely from the production attributable to the Zone in which the Completion attempt is made. Election by a previous Non-Consenting party to participate in a subsequent Completion or Recompletion attempt shall require such party to pay its proportionate share of the cost of salvable materials and equipment installed in the well pursuant to the previous Completion or Recompletion attempt, insofar and only insofar as such materials and equipment benefit the Zone in which such party participates in a Completion attempt~~, for purposes hereof "zone" is defined as the interval in the well to be perforated~~.

2. Rework, Recomplete or Plug Back: No well shall be Reworked, Recompleted or Plugged Back except a well Reworked, Recompleted, or Plugged Back pursuant to the provisions of Article VI.B.2. of this agreement. Consent to the Reworking, Recompleting or Plugging Back of a well shall include all necessary expenditures in conducting such operations and Completing and equipping of said well, including necessary tankage and/or surface facilities.

D. Other Operations:

Operator shall not undertake any single project reasonably estimated to require an expenditure in excess of Thirty Thousand Dollars ($ 30,000.00) except in connection with the drilling, Sidetracking, Reworking, Deepening, Completing, Recompleting or Plugging Back of a well that has been previously authorized by or pursuant to this agreement; provided, however, that, in case of explosion, fire, flood or other sudden emergency, whether of the same or different nature, Operator may take such steps and incur such expenses as in its opinion are required to deal with the emergency to safeguard life and property but Operator, as promptly as possible, shall report the emergency to the other parties. If Operator prepares an AFE for its own use, Operator shall furnish any Non-Operator so requesting an information copy thereof for any single project costing in excess of Twenty Thousand Dollars ($ 20,000.00) Any party who has not relinquished its interest in a well shall have the right to propose that Operator perform repair work or undertake the installation of artificial lift equipment or ancillary production facilities such as salt water disposal wells or to conduct additional work with respect to a well drilled hereunder or other similar project (but not including the installation of gathering lines or other transportation or marketing facilities, the installation of which shall be governed by separate agreement between the parties) reasonably estimated to require an expenditure in excess of the amount first set forth above in this Article VI.D. (except in connection with an operation required to be proposed under Articles VI.B.1. or VI.C.1. Option No. 2, which shall be governed exclusively be those Articles). Operator shall deliver such proposal to all parties entitled to participate therein. If within thirty (30) days thereof Operator secures the written consent of any party or parties owning at least 51% of the interests of the parties entitled to participate in such operation, each party having the right to participate in such project shall be bound by the terms of such proposal and shall be obligated to pay its proportionate share of the costs of the proposed project as if it had consented to such project pursuant to the terms of the proposal.

A.A.P.L. FORM 610 - MODEL FORM OPERATING AGREEMENT - 1989

E. Abandonment of Wells:

1. Abandonment of Dry Holes: Except for any well drilled or Deepened pursuant to Article VI.B.2., any well which has been drilled, Sidetracked or Deepened under the terms of this agreement and is proposed to be completed as a dry hole shall not be plugged and abandoned without the consent of all parties. Should Operator, after diligent effort, be unable to contact any party, or should any party fail to reply within forty-eight (48) hours (exclusive of Saturday, Sunday and legal holidays) after delivery of notice of the proposal to plug and abandon such well, such party shall be deemed to have consented to the proposed abandonment. All such wells shall be plugged and abandoned in accordance with applicable regulations and at the cost, risk and expense of the parties who participated in the cost of drilling, Sidetracking or Deepening such well. Any party who objects to plugging and abandoning such well by notice delivered to Operator within forty-eight (48) hours (exclusive of Saturday, Sunday and legal holidays) after delivery of notice of the proposed plugging shall take over the well as of the end of such forty-eight (48) hour notice period and conduct further operations in search of Oil and/or Gas subject to the provisions of Article VI.B.; failure of such party to provide proof reasonably satisfactory to Operator of its financial capability to conduct such operations or to take over the well within such period or thereafter to conduct operations on such well or plug and abandon such well shall entitle Operator to retain or take possession of the well and plug and abandon the well. The non-abandoning party taking over the well shall indemnify Operator (if Operator is an abandoning party) and the other abandoning parties against liability for any further operations conducted on such well except for the costs of plugging and abandoning the well and restoring the surface (insofar as those costs were not increased by the subsequent operations of the non-abandoning party), for which the abandoning parties shall remain proportionately liable.
2. Abandonment of Wells That Have Produced: Except for any well in which a Non-Consent operation has been conducted hereunder for which the Consenting Parties have not been fully reimbursed as herein provided, any well which has been completed as a producer shall not be plugged and abandoned without the consent of all parties who then have an interest in such well. If all parties consent to such abandonment, the well shall be plugged and abandoned in accordance with applicable regulations and at the cost, risk and expense of all the parties hereto. Failure of a party to reply within sixty (60) days of delivery of notice of proposed abandonment shall be deemed an election to consent to the proposal. If, within sixty (60) days after delivery of notice of the proposed abandonment of any well, all parties do not agree to the abandonment of such well, those wishing to continue its operation from the Zone then open to production shall be obligated to take over the well as of the expiration of the applicable notice period and shall indemnify Operator (if Operator is an abandoning party) and the other abandoning parties against liability for any further operations on the well conducted by such parties. Failure of such party or parties to provide proof reasonably satisfactory to Operator of their financial capability to conduct such operations or to take over the well within the required period or thereafter to conduct operations on such well shall entitle operator to retain or take possession of such well and plug and abandon the well.

Parties taking over a well as provided herein shall tender to each of the other parties its proportionate share of the value of the well’s salvable material and equipment, determined in accordance with the provisions of Exhibit “C,” less the estimated cost of salvaging and the estimated cost of plugging and abandoning and restoring the surface; provided, however, that in the event the estimated plugging and abandoning and surface restoration costs and the estimated cost of salvaging are higher than the value of the well’s salvable material and equipment, each of the abandoning parties shall tender to the parties continuing operations their proportionate shares of the estimated excess cost. Each abandoning party shall assign to the non-abandoning parties, without warranty, express or implied, as to title or as to quantity, or fitness for use of the equipment and material, all of its interest in the wellbore of the well and related equipment, together with its interest in the Leasehold insofar and only insofar as such Leasehold covers the right to obtain production from that wellbore in the Zone then open to production. If the interest of the abandoning party is or includes an Oil and Gas Interest, such party shall execute and deliver to the non-abandoning party or parties an oil and gas lease, limited to the wellbore and the Zone then open to production, for a term of one (1) year and so long thereafter as Oil and/or Gas is produced from the Zone covered thereby, such lease to be on the form attached as Exhibit “B.” The assignments or leases so limited shall encompass the Drilling Unit upon which the well is located. The payments by, and the assignments or leases to, the assignees shall be in a ratio based upon the relationship of their respective percentage of participation in the Contract Area to the aggregate of the percentages of participation in the Contract Area of all assignees. There shall be no readjustment of interests in the remaining portions of the Contract Area.

Thereafter, abandoning parties shall have no further responsibility, liability, or interest in the operation of or production from the well in the Zone then open other than the royalties retained in any lease made under the terms of this Article. Upon request, Operator shall continue to operate the assigned well for the account of the non-abandoning parties at the rates and charges contemplated by this agreement, plus any additional cost and charges which may arise as the result of the separate ownership of the assigned well. Upon proposed abandonment of the producing Zone assigned or leased, the assignor or lessor shall then have the option to repurchase its prior interest in the well (using the same valuation formula) and participate in further operations therein subject to the provisions hereof.

3. Abandonment of Non-Consent Operations: The provisions of Article VI.E.1. or VI.E.2. above shall be applicable as between Consenting Parties in the event of the proposed abandonment of any well excepted from said Articles; provided, however, no well shall be permanently plugged and abandoned unless and until all parties having the right to conduct further operations therein have been notified of the proposed abandonment and afforded the opportunity to elect to take over the well in accordance with the provisions of this Article VI.E.; and provided further, that Non-Consenting Parties who own an interest in a portion of the well shall pay their proportionate shares of abandonment and surface restoration cost for such well (insofar as those costs were not increased by the subsequent operations of the non-abandoning party) as provided in Article VI.B.2.(b).02

F. Termination of Operations:

Upon the commencement of an operation for the drilling, Reworking, Sidetracking, Plugging Back, Deepening, testing, Completion or plugging of a well, including but not limited to the Initial Well, such operation shall not be terminated without consent of parties bearing ~~80~~ 51% of the costs of such operation; provided, however, that in the event granite or other practically impenetrable substance or condition in the hole is encountered which renders further operations impractical, Operator may discontinue operations and give notice of such condition in the manner provided in Article VI.B.1, and the provisions of Article VI.B. or VI.E. shall thereafter apply to such operation, as appropriate.

A.A.P.L. FORM 610 - MODEL FORM OPERATING AGREEMENT - 1989

G. Taking Production in Kind:

☑	Option No. 1: Gas Balancing Agreement Attached

Each party shall have the right to take in kind or separately dispose of its proportionate share of all Oil and Gas produced from the Contract Area, exclusive of production which may be used in development and producing operations and in preparing and treating Oil and Gas for marketing purposes and production unavoidably lost. Any extra expenditure incurred in the taking in kind or separate disposition by any party of its proportionate share of the production shall be borne by such party. Any party taking its share of production in kind shall be required to pay for only its proportionate share of such part of Operator’s surface facilities which it uses, and shall pay or deliver all royalties and overriding royalties burdening its proportionate share of production and indemnify the other parties hereto as to any claim related thereto.

Each party shall execute such division orders and contracts as may be necessary for the sale of its interest in production from the Contract Area, and, except as provided in Article VII.B., shall be entitled to receive payment directly from the purchaser thereof for its share of all production.

If any party fails to make the arrangements necessary to take in kind or separately dispose of its proportionate share of the Oil and/or gas produced from the Contract Area, Operator shall have the right, subject to the revocation at will by the party owning it, but not the obligation, to purchase such Oil and/or gas or sell it to others at any time and from time to time, for the account of the non-taking party. Any such purchase or sale by Operator may be terminated by Operator upon at least ten (10) days written notice to the owner of said production and shall be subject always to the right of the owner of the production upon at least ten (10) days written notice to Operator to exercise at any time its right to take in kind, or separately dispose of, its share of all Oil and/or gas not previously delivered to a purchaser.Any purchase or sale by Operator of any other party’s share of Oil and/or gas shall be only for such reasonable periods of time as are consistent with the minimum needs of the industry under the particular circumstances, but in no event for a period in excess of one (1) year.

Any such sale by Operator shall be in a manner commercially reasonable under the circumstances but Operator shall have no duty to share any existing market or to obtain a price equal to that received under any existing market. The sale or delivery by Operator of a non-taking party’s share of Oil under the terms of any existing contract of Operator shall not give the non-taking party any interest in or make the non-taking party a party to said contract. No purchase shall be made by Operator without first giving the non-taking party at least ten (10) days written notice of such intended purchase and the price to be paid or the pricing basis to be used.

All parties shall give timely written notice to Operator of their Gas marketing arrangements for the following month, excluding price, and shall notify Operator immediately in the event of a change in such arrangements. Operator shall maintain records of all marketing arrangements, and of volumes actually sold or transported, which records shall be made available to Non-Operators upon reasonable request.

In the event one or more parties’ separate disposition of its share of the Gas causes split-stream deliveries to separate pipelines and/or deliveries which on a day-to-day basis for any reason are not exactly equal to a party’s respective proportion-ate share of total Gas sales to be allocated to it, the balancing or accounting between the parties shall be in accordance with any Gas balancing agreement between the parties hereto, whether such an agreement is attached as Exhibit “E” or is a separate agreement. Operator shall give notice to all parties of the first sales of Gas from any well under this agreement.

~~☐~~	~~Option No. 2: No Gas Balancing Agreement:~~

~~Each party shall take in kind or  separately dispose of its proportionate share of all Oil and Gas produced from the Contract Area, exclusive of  production which may be used in development and producing operations and in preparing and treating Oil and Gas for marketing purposes and production unavoidably lost. Any extra expenditures incurred in  the taking in kind or separate disposition by any party of its proportionate share of the production shall be borne by such party.  Any party taking its share of production in kind shall be required to pay for only its proportionate share of such part of Operator's surface facilities which it uses.~~

~~Each party shall execute such division orders and contracts as may be necessary for the sale of its interest in production from the Contract Area, and, except as provided in Article VII.B., shall be entitled to receive payment directly from the purchaser thereof for its share of all production.~~

~~If any party fails to make the arrangements necessary to take in kind or separately dispose of its proportionate share of the Oil and / or Gas produced from  the Contract Area, Operator shall have the right, subject to the revocation at will by the party owning it, but not the obligation, to purchase such Oil and/or Gas or sell it to others at any time and from time to time, for the account of the non-taking party. Any such purchase or sale by Operator may be terminated by Operator upon at least ten (10) days written notice to the owner of said production and shall be subject always to the right of the owner of the production upon at least ten (10) days written notice to Operator to exercise its right to take in kind, or separately dispose of, its share of all Oil and/or Gas not previously delivered to a purchaser; provided, however, that the effective date of any such revocation may be deferred at Operator's election for a  period not to exceed ninety (90) days if Operator has committed such production to a purchase contract having a term extending beyond such ten (10) -day period. Any purchase or sale by Operator of any other party's share of Oil and/or Gas shall  be only for such  reasonable periods of time as are consistent with the minimum needs of the industry under the particular circumstances, but in no event for a period in excess of one (1) year.~~

~~Any such sale by Operator shall be in a manner commercially reasonable under the circumstances, but Operator shall have no duty to share any existing market or transportation arrangement or to obtain a price or transportation fee  equal to that received  under any existing market or  transportation arrangement.  The sale or delivery by Operator of a non-taking party's share of production under the terms of any existing contract of Operator shall not give the non-taking party any interest in or make the non-taking party a party to said contract. No purchase of Oil and Gas and no sale of Gas shall be made by Operator without first giving the non-taking party ten days written notice of such intended purchase or sale and the price to be paid or the pricing basis to be used. Operator shall give notice to all parties of the first sale of Gas from any well under this Agreement.~~

~~All parties shall give timely written notice to Operator of their Gas marketing arrangements for the following month, excluding  price, and shall notify Operator immediately in the event of a change in such arrangements. Operator shall maintain records of all marketing arrangements, and of volumes actually sold or transported, which records shall be made available to Non-Operators upon reasonable request.~~

ARTICLE VII.
EXPENDITURES AND LIABILITY OF PARTIES

A. Liability of Parties:

The liability of the parties shall be several, not joint or collective. Each party shall be responsible only for its obligations, and shall be liable only for its proportionate share of the costs of developing and operating the Contract Area. Accordingly, the liens granted among the parties in Article VII.B. are given to secure only the debts of each severally, and no party shall have any liability to third parties hereunder to satisfy the default of any other party in the payment of any expense or obligation hereunder. It is not the intention of the parties to create, nor shall this agreement be construed as creating, a mining or other partnership, joint venture, agency relationship or association, or to render the parties liable as partners, co-venturers, or principals. In their relations with each other under this agreement, the parties shall not be considered fiduciaries or to have established a confidential relationship but rather shall be free to act on an arm’s-length basis in accordance with their own respective self-interest, subject, however, to the obligation of the parties to act in good faith in their dealings with each other with respect to activities hereunder.

A.A.P.L. FORM 610 - MODEL FORM OPERATING AGREEMENT - 1989

B. Liens and Security Interests:

Each party grants to the other parties hereto a lien upon any interest it now owns or hereafter acquires in Oil and Gas Leases and Oil and Gas Interests in the Contract Area, and a security interest and/or purchase money security interest in any interest it now owns or hereafter acquires in the personal property and fixtures on or used or obtained for use in connection therewith, to secure performance of all of its obligations under this agreement including but not limited to payment of expense, interest and fees, the proper disbursement of all monies paid hereunder, the assignment or relinquishment of interest in Oil and Gas Leases as required hereunder, and the proper performance of operations hereunder. Such lien and security interest granted by each party hereto shall include such party’s leasehold interests, working interests, operating rights, and royalty and overriding royalty interests in the Contract Area now owned or hereafter acquired and in lands pooled or unitized therewith or otherwise becoming subject to this agreement, the Oil and Gas when extracted therefrom and equipment situated thereon or used or obtained for use in connection therewith (including, without limitation, all wells, tools, and tubular goods), and accounts (including, without limitation, accounts arising from gas imbalances or from the sale of Oil and/or Gas at the wellhead), contract rights, inventory and general intangibles relating thereto or arising therefrom, and all proceeds and products of the foregoing.

To perfect the lien and security agreement provided herein, each party hereto shall execute and acknowledge the recording supplement and/or any financing statement prepared and submitted by any party hereto in conjunction herewith or at any time following execution hereof, and Operator is authorized to file this agreement or the recording supplement executed herewith as a lien or mortgage in the applicable real estate records and as a financing statement with the proper officer under the Uniform Commercial Code in the state in which the Contract Area is situated and such other states as Operator shall deem appropriate to perfect the security interest granted hereunder. Any party may file this agreement, the recording supplement executed herewith, or such other documents as it deems necessary as a lien or mortgage in the applicable real estate records and/or a  financing statement with the proper officer under the Uniform Commercial Code.

Each party represents and warrants to the other parties hereto that the lien and security interest granted by such party to the other parties shall be a first and prior lien, and each party hereby agrees to maintain the priority of said lien and security interest against all persons acquiring an interest in Oil and Gas Leases and Interests covered by this agreement by, through or under such party. All parties acquiring an interest in Oil and Gas Leases and Oil and Gas Interests covered by this agreement, whether by assignment, merger, mortgage, operation of law, or otherwise, shall be deemed to have taken subject to the lien and security interest granted by this Article VII.B. as to all obligations attributable to such interest hereunder whether or not such obligations arise before or after such interest is acquired.

To the extent that parties have a security interest under the Uniform Commercial Code of the state in which the Contract Area is situated, they shall be entitled to exercise the rights and remedies of a secured party under the Code. The bringing of a suit and the obtaining of judgment by a party for the secured indebtedness shall not be deemed an election of remedies or otherwise affect the lien rights or security interest as security for the payment thereof. In addition, upon default by any party in the payment of its share of expenses, interests or fees, or upon the improper use of funds by the Operator, the other parties shall have the right, without prejudice to other rights or remedies, to collect from the purchaser the proceeds from the sale of such defaulting party’s share of Oil and Gas until the amount owed by such party, plus interest as provided in “Exhibit C,” has been received, and shall have the right to offset the amount owed against the proceeds from the sale of such defaulting party’s share of Oil and Gas. All purchasers of production may rely on a notification of default from the non-defaulting party or parties stating the amount due as a result of the default, and all parties waive any recourse available against purchasers for releasing production proceeds as provided in this paragraph.

If any party fails to pay its share of cost within one hundred twenty (120) days after rendition of a statement therefor by Operator, the non-defaulting parties, including Operator, shall upon request by Operator, pay the unpaid amount in the proportion that the interest of each such party bears to the interest of all such parties. The amount paid by each party so paying its share of the unpaid amount shall be secured by the liens and security rights described in Article VII.B., and each paying party may independently pursue any remedy available hereunder or otherwise.

If any party does not perform all of its obligations hereunder, and the failure to perform subjects such party to foreclosure or execution proceedings pursuant to the provisions of this agreement, to the extent allowed by governing law, the defaulting party waives any available right of redemption from and after the date of judgment, any required valuation or appraisement of the mortgaged or secured property prior to sale, any available right to stay execution or to require a marshaling of assets and any required bond in the event a receiver is appointed. In addition, to the extent permitted by applicable law, each party hereby grants to the other parties a power of sale as to any property that is subject to the lien and security rights granted hereunder, such power to be exercised in the manner provided by applicable law or otherwise in a commercially reasonable manner and upon reasonable notice.

Each party agrees that the other parties shall be entitled to utilize the provisions of Oil and Gas lien law or other lien law of any state in which the Contract Area is situated to enforce the obligations of each party hereunder. Without limiting the generality of the foregoing, to the extent permitted by applicable law, Non-Operators agree that Operator may invoke or utilize the mechanics’ or materialmen’s lien law of the state in which the Contract Area is situated in order to secure the payment to Operator of any sum due hereunder for services performed or materials supplied by Operator.

C. Advances:

Operator, at its election, shall have the right from time to time to demand and receive from one or more of the other parties payment in advance of their respective shares of the estimated amount of the expense to be incurred in operations hereunder during the next succeeding month, which right may be exercised only by submission to each such party of anitemized statement of such estimated expense, together with an invoice for its share thereof. Each such statement and invoicefor the payment in advance of estimated expense shall be submitted on or before the 20th day of the next preceding month. Each party shall pay to Operator its proportionate share of such estimate within thirty (30) ~~fifteen (15)~~ days after such estimate and invoice is received. If any party fails to pay its share of said estimate within said time, the amount due shall bear interest as provided in Exhibit “C” until paid. Proper adjustment shall be made monthly between advances and actual expense to the end that each party shall bear and pay its proportionate share of actual expenses incurred, and no more.

A.A.P.L. FORM 610 - MODEL FORM OPERATING AGREEMENT - 1989

D. Defaults and Remedies:

If any party fails to discharge any financial obligation under this agreement, including without limitation the failure to make any advance under the preceding Article VII.C. or any other provision of this agreement, within the period required for such payment hereunder, then in addition to the remedies provided in Article VII.B. or elsewhere in this agreement, the remedies specified below shall be applicable. For purposes of this Article VII.D., all notices and elections shall be delivered only by Operator, except that Operator shall deliver any such notice and election requested by a non-defaulting Non-Operator, and when Operator is the party in default, the applicable notices and elections can be delivered by any Non-Operator. Election of any one or more of the following remedies shall not preclude the subsequent use of any other remedy specified below or otherwise available to a non-defaulting party.

1. Suspension of Rights: Any party may deliver to the party in default a Notice of Default, which shall specify the default, specify the action to be taken to cure the default, and specify that failure to take such action will result in the exercise of one or more of the remedies provided in this Article. If the default is not cured within thirty (30) days of the delivery of such Notice of Default, all of the rights of the defaulting party granted by this agreement may upon notice be suspended until the default is cured, without prejudice to the right of the non-defaulting party or parties to continue to enforce the obligations of the defaulting party previously accrued or thereafter accruing under this agreement. If Operator is the party in default, the Non-Operators shall have in addition the right, by vote of Non-Operators owning a majority in interest in the Contract Area after excluding the voting interest of Operator and any affiliate thereof, to appoint a new Operator effective immediately. The rights of a defaultingparty that may be suspended hereunder at the election of the non-defaulting parties shall include, without limitation, the right to receive information as to any operation conducted hereunder during the period of such default, the right to elect to participate in an operation proposed under Article VI.B. of this agreement, the right to participate in an operation being conducted under this agreement even if the party has previously elected to participate in such operation, and the right to receive proceeds of production from any well subject to this agreement.

2. Suit for Damages: Non-defaulting parties or Operator for the benefit of non-defaulting parties may sue (at joint account expense) to collect the amounts in default, plus interest accruing on the amounts recovered from the date of default until the date of collection at the rate specified in Exhibit “C” attached hereto. Nothing herein shall prevent any party from suing any defaulting party to collect consequential damages accruing to such party as a result of the default.

3. Deemed Non-Consent: The non-defaulting party may deliver a written Notice of Non-Consent Election to the defaulting party at any time after the expiration of the thirty-day cure period following delivery of the Notice of Default, in which event if the billing is for the drilling a new well or the Plugging Back, Sidetracking, Reworking or Deepening of a well which is to be or has been plugged as a dry hole, or for the Completion or Recompletion of any well, the defaulting party will be conclusively deemed to have elected not to participate in the operation and to be a Non-Consenting Party with respect thereto under Article VI.B. or VI.C., as the case may be, to the extent of the costs unpaid by such party, notwithstanding any election to participate theretofore made. If election is made to proceed under this provision, then the non-defaulting parties may not elect to sue for the unpaid amount pursuant to Article VII.D.2.

Until the delivery of such Notice of Non-Consent Election to the defaulting party, such party shall have the right to cure its default by paying its unpaid share of costs plus interest at the rate set forth in Exhibit “C,” provided, however, such payment shall not prejudice the rights of the non-defaulting parties to pursue remedies for damages incurred by the non-defaulting parties as a result of the default. Any interest relinquished pursuant to this Article VII.D.3. shall be offered to the non-defaulting parties in proportion to their interests, and the non-defaulting parties electing to participate in the ownership of such interest shall be required to contribute their shares of the defaulted amount upon their election to participate therein.

4. Advance Payment: If a default is not cured within thirty (30) days of the delivery of a Notice of Default, Operator, or Non-Operators if Operator is the defaulting party, may thereafter require advance payment from the defaulting party of such defaulting party’s anticipated share of any item of expense for which Operator, or Non-Operators, as the case may be, would be entitled to reimbursement under any provision of this agreement, whether or not such expense was the subject of the previous default. Such right includes, but is not limited to, the right to require advance payment for the estimated costs of drilling a well or Completion of a well as to which an election to participate in drilling or Completion has been made. If the defaulting party fails to pay the required advance payment, the non-defaulting parties may pursue any of the remedies provided in the Article VII.D. or any other default remedy provided elsewhere in this agreement, at law or in equity. Any excess of funds advanced remaining when the operation is completed and all costs have been paid shall be promptly returned to the advancing party.

5. Costs and Attorneys’ Fees: In the event any party is required to bring legal proceedings to enforce any financial obligation of a party hereunder, the prevailing party in such action shall be entitled to recover all court costs, costs of  collection, and a reasonable attorney’s fee, which the lien provided for herein shall also secure.

E. Rentals, Shut-in Well Payments and Minimum Royalties:

Rentals, shut-in well payments and minimum royalties which may be required under the terms of any lease shall be paid by the party or parties who subjected such lease to this agreement at its or their expense. In the event two or more parties own and have contributed interests in the same lease to this agreement, such parties may designate one of such parties to make said payments for and on behalf of all such parties. Any party may request, and shall be entitled to receive, proper evidence of all such payments. In the event of failure to make proper payment of any rental, shut-in well payment or minimum royalty through mistake or oversight where such payment is required to continue the lease in force, any loss which results from such non-payment shall be borne in accordance with the provisions of Article IV.B.2.

Operator shall notify Non-Operators of the anticipated completion of a shut-in well, or the shutting in or return to production of a producing well, at least five (5) days (excluding Saturday, Sunday, and legal holidays) prior to taking such action, or at the earliest opportunity permitted by circumstances, but assumes no liability for failure to do so. In the event of failure by Operator to so notify Non-Operators, the loss of any lease contributed hereto by Non-Operators for failure to make timely payments of any shut-in well payment shall be borne jointly by the parties hereto under the provisions of Article IV.B.3.

A.A.P.L. FORM 610 - MODEL FORM OPERATING AGREEMENT - 1989

F. Taxes:

Beginning with the first calendar year after the effective date hereof, Operator shall render for ad valorem taxation all property subject to this agreement which by law should be rendered for such taxes, and it shall pay all such taxes assessed thereon before they become delinquent. Prior to the rendition date, each Non-Operator shall furnish Operator information as to burdens (to include, but not be limited to, royalties, overriding royalties and production payments) on Leases and Oil and Gas Interests contributed by such Non-Operator. If the assessed valuation of any Lease is reduced by reason of its being subject to outstanding excess royalties, overriding royalties or production payments, the reduction in ad valorem taxes resulting therefrom shall inure to the benefit of the owner or owners of such Lease, and Operator shall adjust the charge to such owner or owners so as to reflect the benefit of such reduction. If the ad valorem taxes are based in whole or in part upon separate valuations of each party’s working interest, then notwithstanding anything to the contrary herein, charges to the joint account shall be made and paid by the parties hereto in accordance with the tax value generated by each party’s working interest. Operator shall bill the other parties for their proportionate shares of all tax payments in the manner provided in Exhibit “C.”

If Operator considers any tax assessment improper, Operator may, at its discretion, protest within the time and manner prescribed by law, and prosecute the protest to a final determination, unless all parties agree to abandon the protest prior to final determination. During the pendency of administrative or judicial proceedings, Operator may elect to pay, under protest, all such taxes and any interest and penalty. When any such protested assessment shall have been finally determined, Operator shall pay the tax for the joint account, together with any interest and penalty accrued, and the total cost shall then be assessed against the parties, and be paid by them, as provided in Exhibit “C.”

Each party shall pay or cause to be paid all production, severance, excise, gathering and other taxes imposed upon or with respect to the production or handling of such party’s share of Oil and Gas produced under the terms of this agreement.

ARTICLE VIII.
ACQUISITION, MAINTENANCE OR TRANSFER OF INTEREST

A. Surrender of Leases:

The Leases covered by this agreement, insofar as they embrace acreage in the Contract Area, shall not be surrendered in whole or in part unless all parties consent thereto.

However, should any party desire to surrender its interest in any Lease or in any portion thereof, such party shall give written notice of the proposed surrender to all parties, and the parties to whom such notice is delivered shall have thirty (30) days after delivery of the notice within which to notify the party proposing the surrender whether they elect to consent thereto. Failure of a party to whom such notice is delivered to reply within said 30-day period shall constitute a consent to the surrender of the Leases described in the notice. If all parties do not agree or consent thereto, the party desiring to surrender shall assign, without express or implied warranty of title, all of its interest in such Lease, or portion thereof, and any well, material and equipment which may be located thereon and any rights in production thereafter secured, to the parties not consenting to such surrender. ~~If  the  interest  of the assigning  party is  or  includes an Oil and Gas Interest, the  assigning  party  shall  execute  and  deliver to the  party or parties not consenting  to such surrender an oil and gas lease covering such Oil and  Gas Interest for  a term of  one (1) year and  so  long thereafter as  Oil and/or Gas is produced from the land covered thereby, such lease to be on the form attached hereto as Exhibit “B.”~~ Upon such assignment, ~~or lease,~~ the assigning party shall be relieved from all obligations thereafter accruing, but not theretofore accrued, with respect to the interest assigned ~~or leased~~ and the operation of any well attributable thereto, and the assigning party shall have no further interest in the assigned ~~or leased~~ premises and its equipment and production other than the royalties retained in any lease made under the terms of this Article. The party assignee or lessee shall pay to the party assignor the reasonable salvage value of the latter’s interest in any well’s salvable materials and equipment attributable to the assigned or leased acreage. The value of all salvable materials and equipment shall be determined in accordance with the provisions of Exhibit “C,” less the estimated cost of salvaging and the estimated cost of plugging and abandoning and restoring the surface. ~~If such value is less than such costs, then the party assignor or lessor shall pay to the party assignee or lessee the amount of such deficit.~~ If the assignment is in favor of more than one party, the interest shall be shared by such parties in the proportions that the interest of each bears to the total interest of all such parties. If the interest of the parties to whom the assignment is to be made varies according to depth, then the interest assigned shall similarly reflect such variances.

Any assignment, ~~lease~~ or surrender made under this provision shall not reduce or change the assignor’s, lessor’s or surrendering party’s interest as it was immediately before the assignment, ~~lease~~ or surrender in the balance of the Contract Area; and the acreage assigned, ~~lease~~ or surrendered, and subsequent operations thereon, shall not thereafter be subject to the terms and provisions of this agreement but shall be deemed subject to an Operating Agreement ~~in the form of~~ identical to this agreement modified only to reflect the ownership interests of the acquiring party.

B. Renewal or Extension of Leases:

If any party secures a renewal or replacement of an Oil and Gas Lease subject to this agreement, then all other parties shall be notified promptly upon such acquisition or, in the case of a replacement Lease taken before expiration of an existing Lease, promptly upon expiration of the existing Lease. The parties notified shall have the right for a period of thirty (30) days following delivery of such notice in which to elect to participate in the ownership of the renewal or replacement Lease, insofar as such Lease affects lands within the Contract Area, by paying to the party who acquired it their proportionate shares of the acquisition cost allocated to that part of such Lease within the Contract Area, which shall be in proportion to the interest held at that time by the parties in the Contract Area. Each party who participates in the purchase of a renewal or replacement Lease shall be given an assignment of its proportionate interest therein by the acquiring party with a special warranty of title that such interest is conveyed free and clear of all liens and encumbrances arising by, through or under Seller, but not otherwise.

If some, but less than all, of the parties elect to participate in the purchase of a renewal or replacement Lease, it shall be owned by the parties who elect to participate therein, in a ratio based upon the relationship of their respective percentage of participation in the Contract Area to the aggregate of the percentages of participation in the Contract Area of all parties participating in the purchase of such renewal or replacement Lease. The acquisition of a renewal or replacement Lease by any or all of the parties hereto shall not cause a readjustment of the interests of the parties stated in Exhibit “A,” but any renewal or replacement Lease in which less than all parties elect to participate shall not be subject to this agreement but shall be deemed subject to a separate OperatingAgreement ~~in the form of~~ identical to this agreement modified only to reflect the ownership of interests of the acquiring party.

If the interests of the parties in the Contract Area vary according to depth, then their right to participate proportionately in renewal or replacement Leases and their right to receive an assignment of interest shall also reflect such depth variances.

The provisions of this Article shall apply to renewal or replacement Leases whether they are for the entire interest covered by  the expiring Lease or cover only a portion of its area or an interest therein. Any renewal or replacement Lease taken before the expiration of its predecessor Lease, or taken or contracted for or becoming effective or nominated for sale within six (6) months after the expiration of the existing Lease, shall be subject to this provision so long as this agreement is in effect at the time of such acquisition or at the time the renewal or replacement Lease becomes effective; but any Lease taken or contracted for or nominated for sale more than six (6) months after the expiration of an existing Lease shall not be deemed a renewal or replacement Lease and shall not be subject to the provisions of this agreement.

The provisions in this Article shall also be applicable to extensions of all or part of Oil and Gas Leases.

A.A.P.L. FORM 610 - MODEL FORM OPERATING AGREEMENT - 1989

C. Acreage or Cash Contributions:

While this agreement is in force, if any party contracts for a contribution of cash towards the drilling of a well or any other operation on the Contract Area, such contribution shall be paid to the party who conducted the drilling or other operation and shall be applied by it against the cost of such drilling or other operation so that each drilling party receives its pro rata share of such contribution. If the contribution be in the form of acreage, the party to whom the contribution is made shall promptly tender an assignment of the acreage, without warranty of title, to the Drilling Parties in the proportions said Drilling Parties shared the cost of drilling the well. Such acreage shall become a separate Contract Area and, to the extent possible, be governed by provisions identical to this agreement. Each party shall promptly notify all other parties of any acreage or cash contributions it may obtain in support of any well or any other operation on the Contract Area. The above provisions shall also be applicable to optional rights to earn acreage outside the Contract Area which are in support of well drilled inside Contract Area. If any party contracts for any consideration relating to disposition of such party’s share of substances produced hereunder, such consideration shall not be deemed a contribution as contemplated in this Article VIII.C.

D. Assignment; Maintenance of Uniform Interest:

For the purpose of maintaining uniformity of ownership in the Contract Area in the Oil and Gas Leases, Oil and Gas Interests, wells, equipment and production covered by this agreement no party shall sell, encumber, transfer or make other disposition of its interest in the Oil and Gas Leases and Oil and Gas Interests embraced within the Contract Area or in wells, equipment and production unless such disposition covers either:

1. the entire interest of the party in all Oil and Gas Leases, Oil and Gas Interests, wells, equipment and production; or

2. an equal undivided percent of the party’s present interest in all Oil and Gas Leases, Oil and Gas Interests, wells, equipment and production in the Contract Area.

Every sale, encumbrance, transfer or other disposition made by any party shall be made expressly subject to this agreement and shall be made without prejudice to the right of the other parties, and any transferee of an ownership interest in any Oil and Gas Lease or Interest shall be deemed a party to this agreement as to the interest conveyed from and after the effective date of the transfer of ownership; provided, however, that the other parties shall not be required to recognize any such sale, encumbrance, transfer or other disposition for any purpose hereunder until thirty (30) days after they have received a copy of the instrument of transfer or other satisfactory evidence thereof in writing from the transferor or transferee. No assignment or other disposition of interest by a party shall relieve such party of obligations previously incurred by such party hereunder with respect to the interest transferred, including without limitation the obligation of a party to pay all costs attributable to an operation conducted hereunder in which such party has agreed to participate prior to making such assignment, and the lien and security interest granted by Article VII.B. shall continue to burden the interest transferred to secure payment of any such obligations.

If, at any time the interest of any party is divided among and owned by four or more co-owners, Operator, at its discretion, may require such co-owners to appoint a single trustee or agent with full authority to receive notices, approve expenditures, receive billings for and approve and pay such party’s share of the joint expenses, and to deal generally with, and with power to bind, the co-owners of such party’s interest within the scope of the operations embraced in this agreement; however, all such co-owners shall have the right to enter into and execute all contracts or agreements for the disposition of their respective shares of the Oil and Gas produced from the Contract Area and they shall have the right to receive, separately, payment of the saleproceeds thereof.

E. Waiver of Rights to Partition:

If permitted by the laws of the state or states in which the property covered hereby is located, each party hereto owning an undivided interest in the Contract Area waives any and all rights it may have to partition and have set aside to it in severalty its undivided interest therein.

~~F.  Preferential Right to Purchase:~~

     ~~(Optional; Check if applicable.)~~

  ~~Should any party desire to sell all or any part of its interests under this agreement, or its rights and interests in the Contract Area, it shall promptly give written notice to the other parties, with full information concerning its proposed disposition, which shall include the name and address of the prospective transferee (who must be ready, willing and able to purchase), the purchase price, a legal description s ufficient to identify the property, and all other terms of the offer. The other parties shall then have an optional prior right, for a period of ten (10) days after the notice is delivered, to purchase for the stated consideration on the same terms and conditions the interest which the other party proposes to sell; and, if this optional right is exercised, the purchasing parties shall share the purchased interest in the proportions that the interest of each bears to the total interest of all purchasing parties.  However, there shall be no preferential right to purchase in those cases where any party wishes to mortgage its interests, or to transfer title to its interests to its mortgagee in lieu of or pursuant to foreclosure of a mortgage of its interests, or to dispose of its interests by merger, reorganization, consolidation, or by sale of all or substantially all of its Oil and Gas assets to any party, or by transfer of its interests to a subsidiary or parent company or to a subsidiary of a parent company, or to any company in which such party owns a majority of the stock.~~

ARTICLE IX.
INTERNAL REVENUE CODE ELECTION

If, for federal income tax purposes, this agreement and the operations hereunder are regarded as a partnership, and if the parties have not otherwise agreed to form a tax partnership pursuant to Exhibit “G” or other agreement between them, each party thereby affected elects to be excluded from the application of all of the provisions of Subchapter “K,” Chapter 1, Subtitle “A,” of the Internal Revenue Code of 1986, as amended (“Code”), as permitted and authorized by Section 761 of the Code and the regulations promulgated thereunder. Operator is authorized and directed to execute on behalf of each party hereby affected such evidence of this election as may be required by the Secretary of the Treasury of the United States or the Federal Internal Revenue Service, including specifically, but not by way of limitation, all of the returns, statements, and the data required by Treasury Regulation §1.761. Should there be any requirement that each party hereby affected give further evidence of this election, each such party shall execute such documents and furnish such other evidence as may be required by the Federal Internal Revenue Service or as may be necessary to evidence this election. No such party shall give any notices or take any other action inconsistent with the election made hereby. If any present or future income tax laws of the state or states in which the Contract Area is located or any future income tax laws of the United States contain provisions similar to those in Subchapter “K,” Chapter 1, Subtitle “A,” of the Code, under which an election similar to that provided by Section 761 of the Code is permitted, each party hereby affected shall make such election as may be permitted or required by such laws. In making the foregoing election, each such party states that the income derived by such party from operations hereunder can be adequately determined without the computation of partnership taxable income.

A.A.P.L. FORM 610 - MODEL FORM OPERATING AGREEMENT - 1989

ARTICLE X.
CLAIMS AND LAWSUITS

Operator may settle any single uninsured third party damage claim or suit arising from operations hereunder if the expenditure does not exceed Twenty Thousand Dollars ($ 20,000.00) and if the payment is in complete settlement of such claim or suit. If the amount required for settlement exceeds the above amount, the parties hereto shall assume and take over the further handling of the claim or suit, unless such authority is delegated to Operator. All costs and expenses of handling settling, or otherwise discharging such claim or suit shall be a the joint expense of the parties participating in the operation from which the claim or suit arises. If a claim is made against any party or if any party is sued on account of any matter arising from operations hereunder over which such individual has no control because of the rights given Operator by this agreement, such party shall immediately notify all other parties, and the claim or suit shall be treated as any other claim or suit involving operations hereunder.

ARTICLE XI.
FORCE MAJEURE

If any party is rendered unable, wholly or in part, by force majeure to carry out its obligations under this agreement, other than the obligation to indemnify or make money payments or furnish security, that party shall give to all other parties prompt written notice of the force majeure with reasonably full particulars concerning it; thereupon, the obligations of the party giving the notice, so far as they are affected by the force majeure, shall be suspended during, but no longer than, the continuance of the force majeure. The term “force majeure,” as here employed, shall mean an act of God, strike, lockout, or other industrial disturbance, act of the public enemy, acts of terrorism war, blockade, public riot, lightening, fire, storm, flood or other act of nature, explosion, governmental action (including changes in laws, regulations, policies or, in each case, the enforcement thereof), governmental delay, restraint or inaction, unavailability of equipment, and any other cause, whether of the kind specifically enumerated above or otherwise, which is not reasonably within the control of the party claiming suspension.

The affected party shall use all reasonable diligence to remove the force majeure situation as quickly as practicable. The requirement that any force majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes, lockouts, or other labor difficulty by the party involved, contrary to its wishes; how all such difficulties shall be handled shall be entirely within the discretion of the party concerned.

ARTICLE XII.
NOTICES

All notices authorized or required between the parties by any of the provisions of this agreement, unless otherwise specifically provided, shall be in writing and delivered in person or by United States mail, courier service, telegram, telex, telecopier or any other form of facsimile, postage or charges prepaid, and addressed to such parties at the addresses listed on Exhibit “A.” All telephone or oral notices permitted by this agreement shall be confirmed immediately thereafter by written notice. The originating notice given under any provision hereof shall be deemed delivered only when received by the party to whom such notice is directed, and the time for such party to deliver any notice in response thereto shall run from the date the originating notice is received. “Receipt” for purposes of this agreement with respect to written notice delivered hereunder shall be actual delivery during business hours of the notice to the address of the party to be notified specified in accordance with this agreement, or to the telecopy, facsimile or telex machine of such party. The second or any responsive notice shall be deemed delivered when deposited in the United States mail or at the office of the courier or telegraph service, or upon transmittal by telex, telecopy or facsimile, or when personally delivered to the party to be notified, provided, that when response is required within 24 or 48 hours, such response shall be given orally or by telephone, telex, telecopy or other facsimile within such period. Each party shall have the right to change its address at any time, and from time to time, by giving written notice thereof to all other parties. If a party is not available to receive notice orally or by telephone when a party attempts to deliver a notice required to be delivered within 24 or 48 hours, the notice may be delivered in writing by any other method specified herein and shall be deemed delivered in the same manner provided above for any responsive notice.

ARTICLE XIII.
TERM OF AGREEMENT

~~This~~ Unless terminated by mutual consent of the parties hereto, this agreement shall remain in full force and effect as to the Oil and Gas Leases and/or Oil and Gas Interests subject hereto for the period of time selected below; provided, however, no party hereto shall ever be construed as having any right, title or interest in or to any Lease or Oil and Gas Interest contributed by any other party beyond the term of this agreement.

☑
Option No. 1: So long as any of the Oil and Gas Leases subject to this agreement remain or are continued in force as to any part of the Contract Area, whether by production, extension, renewal or otherwise.

~~☐    Option No. 2:  In the event the well described in Article VI.A., or any subsequent well drilled under any provision of this agreement, results in the Completion of a well as a well capable of production of Oil and/or Gas in paying quantities, this agreement shall continue in force so long as any such well is capable of production, and for an additional period of days thereafter; provided, however, if, prior to the expiration of such additional period, one or more of the parties hereto are engaged in drilling, Reworking, Deepening, Sidetracking, Plugging Back, testing or attempting to Complete or Re-complete a well or wells hereunder, this agreement shall continue in force until such operations have been completed and if production results therefrom, this agreement shall continue in force as provided herein. In the event the well described in Article VI.A., or any subsequent well drilled hereunder, results in a dry hole, and no other well is capable of producing Oil and/or Gas from the Contract Area, this agreement shall terminate unless drilling, Deepening, Sidetracking, Completing, Re-completing, Plugging Back or Reworking operations are commenced within days from the date of abandonment of said well. "Abandonment" for such purposes shall mean either (i) a decision by all parties not to conduct any further operations on the well or (ii) the elapse of 180 days from the conduct of any operations on the well, whichever first occurs.~~

The termination of this agreement shall not relieve any party hereto from any expense, liability or other obligation or any remedy therefor which has accrued or attached prior to the date of such termination.

Upon termination of this agreement and the satisfaction of all obligations hereunder, in the event a memorandum of this Operating Agreement has been filed of record, Operator is authorized to file of record in all necessary recording offices a notice of termination, and each party hereto agrees to execute such a notice of termination as to Operator’s interest, upon request of Operator, if Operator has satisfied all its financial obligations.

A.A.P.L. FORM 610 - MODEL FORM OPERATING AGREEMENT - 1989

ARTICLE XIV.
COMPLIANCE WITH LAWS AND REGULATIONS

A. Laws, Regulations and Orders:

This agreement shall be subject to the applicable laws of the state in which the Contract Area is located, to the valid rules, regulations, and orders of any duly constituted regulatory body of said state; and to all other applicable federal, state, and local laws, ordinances, rules, regulations and orders.

B. Governing Law:

This agreement and all matters pertaining hereto, including but not limited to matters of performance, non-performance, breach, remedies, procedures, rights, duties, and interpretation or construction, shall be governed and determined by the law of the state of Texas ~~in which the Contract Area is located~~. If the Contract Area is in two or more states, the law of the state of ~~Texas~~ Colorado shall govern.

C. Regulatory Agencies:

Nothing herein contained shall grant, or be construed to grant, Operator the right or authority to waive or release any rights, privileges, or obligations which Non-Operators may have under federal or state laws or under rules, regulations or orders promulgated under such laws in reference to oil, gas and mineral operations, including the location, operation, or production of wells, on tracts offsetting or adjacent to the Contract Area.

With respect to the operations hereunder, Non-Operators agree to release Operator from any and all losses, damages, injuries, claims and causes of action arising out of, incident to or resulting directly or indirectly from Operator’s interpretation or application of rules, rulings, regulations or orders of the Department of Energy or Federal Energy Regulatory Commission or predecessor or successor agencies to the extent such interpretation or application was made in good faith and does not constitute gross negligence. Each Non-Operator further agrees to reimburse Operator for such Non-Operator’s share of production or any refund, fine, levy or other governmental sanction that Operator may be required to pay as a result of such an incorrect interpretation or application, together with interest and penalties thereon owing by Operator as a result of such incorrect interpretation or application.

ARTICLE XV.
MISCELLANEOUS

A. Execution:

This agreement shall be binding upon each Non-Operator when this agreement or a counterpart thereof has been executed by such Non-Operator and Operator notwithstanding that this agreement is not then or thereafter executed by all of the parties to which it is tendered or which are listed on Exhibit “A” as owning an interest in the Contract Area or which own, in fact, an interest in the Contract Area. Operator may, however, by written notice to all Non-Operators who have become bound by this agreement as aforesaid, given at any time prior to the actual spud date of the Initial Well but in no event later than five days prior to the date specified in Article VI.A. for commencement of the Initial Well, terminate this agreement if Operator in its sole discretion determines that there is insufficient participation to justify commencement of drilling operations. In the event of such a termination by Operator, all further obligations of the parties hereunder shall cease as of such termination. In the event any Non-Operator has advanced or prepaid any share of drilling or other costs hereunder, all sums so advanced shall be returned to such Non-Operator without interest. In the event Operator proceeds with drilling operations for the Initial Well without the execution hereof by all persons listed on Exhibit “A” as having a current working interest in such well, Operator shall indemnify Non-Operators with respect to all costs incurred for the Initial Well which would have been charged to such person under this agreement if such person had executed the same and Operator shall receive all revenues which would have been received by such person under this agreement if such person had executed the same.

B. Successors and Assigns:

This agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, devisees, legal representatives, successors and assigns, and the terms hereof shall be deemed to run with the Leases or Interests included within the Contract Area.

C. Counterparts:

This instrument may be executed in any number of counterparts, each of which shall be considered an original for all purposes.

D. Severability:

For the purposes of assuming or rejecting this agreement as an executory contract pursuant to federal bankruptcy laws, this agreement shall not be severable, but rather must be assumed or rejected in its entirety, and the failure of any party to this agreement to comply with all of its financial obligations provided herein shall be a material default.

ARTICLE XVI.
OTHER PROVISIONS

A. Proposed Operations; Supplemental AFE.

Notwithstanding anything to the contrary herein above set forth, the term “Proposed Operations” shall expressly include reworking and sidetracking. If Operator reasonably believes that the actual costs for any operations pursuant to Article VI.A, Article VI.B, or Article VI.C of this Operating Agreement will exceed one-hundred twenty percent (120%) of the costs estimated for such operations in the applicable AFE, Operator will deliver notice promptly to the other parties participating in such operations a supplemental AFE with a good faith estimate of the costs to continue such operations. Each party receiving such supplemental AFE shall have forty-eight (48) hours (exclusive of Saturday, Sunday, and legal holidays) from delivery to elect to participate in the continuation of such operations. Failure by a party to respond within such time-period shall be deemed conclusively to be an election not to participate in the continuation of such operations.

A.A.P.L. FORM 610 - MODEL FORM OPERATING AGREEMENT - 1989

If, after such elections, the Consenting Parties owning more than fifty percent (50%) of the interest elect to continue such operations, then the operation will continue as proposed and each party having the right to participate in the operation shall be bound by the terms of the supplemental AFE and shall be obligated to pay its proportionate share of the costs of such operations as if it had consented to such operations pursuant to the terms of the supplemental AFE. If, after such elections, the Consenting Parties owning fifty percent (50%) or less of the interest elect to continue such operations, then one or more of the parties electing to continue such operations may purchase the Non-Consenting Party’s interest in the well by paying all costs allocable to the interest of the Non-Consenting Party in the well and then continue such operations. If none of the Consenting Parties elect to purchase the Non-Consenting Party’s interest in the well, then the Operator shall propose to plug and abandon the well in accordance with the provisions of Article VI.E.

Notwithstanding anything to the contrary, each party shall remain liable for its proportionate share of all cost and expense arising in connection with or related to a blowout, wild well or other emergency that causes costs to exceed the approved AFE until Operator has regained control of the well or otherwise resolved such emergency.

B. Notice of Drilling Operations. It is specifically provided that no notice shall be given hereunder which proposes the drilling of more than three (3) wells. Further, the provisions of Article VI.B., insofar as same pertains to notification by a party of its desire to drill a well, shall be suspended: (1) for so long as a prior well proposal for up to three (3) wells has been given which is still in force and effect and the period of time to participate in such proposal, or if fully subscribed, the period of time during which the wells regarding the same may be commenced has not expired; (2) for so long as three (3) wells are presently drilling hereunder; or (3) except with regard to operations by Operator or Operator’s designee, as authorized herein, for the Initial Well, until the earlier of twelve (12) months from the date hereof or completion or abandonment of the Initial Well. If Operator or Operator’s designee, as authorized herein, does not commence drilling operations for the Initial Well within twelve (12) months of the date hereof, any party hereto may give written notice to propose to drill the Initial Well hereunder and any operation conducted pursuant to such notice shall be deemed the Initial Well. This paragraph shall not apply under those circumstances where a well to which notice is directed is a well which is required under the terms of an Oil and Gas Lease or farmout or a portion thereof, or “Required Operations” as set out below in Article XVI.E.

C. Separately Measured Production. If a diversity of the interest in production from an Oil and Gas Lease subject to this Operating Agreement occurs as a result of operations by less than all parties pursuant to any provision of this Operating Agreement, it is agreed that the oil and other liquid hydrocarbons produced from the well or wells completed by the consenting party or parties shall be separately measured by standard metering equipment to be properly tested periodically for accuracy, and the setting of a separate tank battery will not be required unless the purchaser of the production or governmental regulatory body having jurisdiction will not approve metering for separately measuring the production.

D. [Omitted Intentionally]

E. Required Operations. Notwithstanding the provisions of Article VI of this Operating Agreement, if any “proposed operation” is necessary to earn or to maintain in full force and effect an Oil and Gas Lease or Oil and Gas Interest or both, then as to any such Oil and Gas Lease or Oil and Gas Interest, the provisions of Article VI.B.2 shall not apply to any party that elects not to participate in such operations. The party electing not to participate in such operation (“Non-Consenting Party”) shall relinquish and assign to each party that elects to participate in such operation (“Consenting Party”), in the proportions that each Consenting Party’s interest bears to the total interest of all Consenting Parties, all of such Non-Consenting Party’s interest covered by the Oil and Gas Leases or Oil and Gas Interests which are so maintained and/or the Oil and Gas Leases or Oil and Gas Interests earned by such operations including any oil as gas lease or oil and gas interest included within a pooled unit. Thereafter, a separate operating agreement covering such lands, including the terms and conditions hereof, modified insofar as the same pertains to the lands and depths covered by such Oil and Gas Leases or Oil and Gas Interests to (i) reflect the ownership of the Consenting Parties and their respective interests, (ii) reflect that the Contract Area shall mean the lands covered by the Oil and Gas Leases and/or Oil and Gas Interests that are maintained and/or earned by such operations and (iii) the area comprising the Area of Mutual Interest shall be deemed the lands covered by the Oil and Gas Leases and/or Oil and Gas Interests that are maintained and/or earned by such operations. The interest in such relinquished Oil and Gas Leases or Oil and Gas Interest shall be assigned by the non-participating party to the participating parties without warranty of title except as to claims by, through or under assignor, but not otherwise, and shall be free of any subsequent burdens as is provided for in Article III.C hereof. All other leases or interest in which the non-participating party owns an interest which are pooled with the relinquished interest to form a spacing or drilling unit under the regulations of the governmental authority having jurisdiction may be subject to Article VI.B.2 herein. Nothing herein shall be construed to require the reduction of such non-participating party’s interest in any previously existing producing wells or units. A “proposed operation” shall be deemed necessary to maintain an Oil and Gas Lease or Oil and Gas Interest in full force and effect if the Oil and Gas Lease or Oil and Gas Interest earned, as applicable to the affected portion thereof, is not being otherwise maintained and if the operation is proposed within six (6) months or less before the expiration or termination of the Oil and Gas Lease or Oil and Gas Interest.

F. Area of Mutual Interest.

It is agreed that the lands outlined in Exhibit “A-1” attached hereto shall constitute an Area of Mutual Interest, hereinafter sometimes referred to as the “AMI”, among the parties hereto, which shall remain in force and effect for a term of five (5) years from the effective date of this Operating Agreement, unless terminated at an earlier date by mutual consent of all parties.

In the event any of the parties hereto, hereinafter sometimes referred to as the “Acquiring Party,” acquires, either directly or indirectly after the effective date of this Operating Agreement, a leasehold interest, mineral interest, royalty interest, overriding royalty interest, or the contractual right to earn any such leasehold, mineral, royalty or overriding royalty interest, with regard to lands within the AMI, said Acquiring Party shall give written notice of the acquisition to the other party or parties hereto within thirty (30) days after the acquisition of said interests or rights. Said notice shall include copies of all instruments of conveyance, paid drafts or checks, itemized invoices of the actual costs incurred, and other available data concerning said acquisition. The non-acquiring party or parties shall have the option to participate in said acquisition, to the extent of its working interest.

A.A.P.L. FORM 610 - MODEL FORM OPERATING AGREEMENT - 1989

Said option may only be exercised within thirty (30) days after the actual receipt of the written notice of acquisition, or within seventy-two (72) hours following receipt of said notice, inclusive of Saturday, Sunday and legal holidays, if the interest being acquired is within one (1) mile of a well being drilled, whichever is applicable. In the event a non-acquiring party elects to exercise its option to participate in said acquisition, said non-acquiring party shall give written notice thereof to the Acquiring Party within the period of time specified hereinabove. Each non-acquiring party exercising its option to participate in said acquisition shall bear and assume its proportionate share of the costs allocated to that part of the acquisition which covers lands within the AMI, together with all obligations, covenants, conditions, requirements and terms associated with said acquisition, based upon the respective percentages of participation set forth hereinabove, including the overriding royalty interest (the “Evolution ORI”) in favor of Evolution Oil & Gas, LLC (“Evolution”), as provided in that certain Exploration Agreement, dated effective September 1, 2007, by and between Esenjay Oil & Gas, Ltd. (“Esenjay”) and Evolution, as amended by First Amendment to Exploration Agreement DJ Basin 3D Seismic Program, dated effective September 19, 2009, and Second Amendment to Exploration Agreement DJ Basin 3D Seismic Program, dated effective April 12, 2011, proportionately reduced to the extent that said acquisition covers less than the entire leasehold estate created by said acquisition, and to the extent that said acquisition covers less than the entire oil and gas mineral estate in and under the land covered by said acquisition. The Evolution ORI entitles Evolution to one-half (1/2) of the difference, if positive, between twenty percent (20%) and the royalty burden in any lease acquired within such AMI. The failure of any non-acquiring party to give written notice of its election to participate within one of the applicable period of time specified herein, shall be deemed to be an election not to participate in said acquisition. In the event fewer than all parties hereto elect to participate in any acquisition, each participating party’s proportionate share of the acquisition shall be based on the ratio in which the interest of said participating party, as set forth hereinabove, relates to the interest of all parties participating in said acquisition. All acquisition costs, obligations, conditions, covenants, requirements and terms shall be assumed and borne by the acquiring parties in accordance with their respective interest set forth herein above. Any acquisition in which fewer than all parties elect to participate shall not be subject to this Operating Agreement; however, the participating parties shall enter into an operating agreement covering said acquisition which shall be identical to this Operating Agreement in all respects, with the exception of the interests of the parties as set forth on Exhibit “A,” attached hereto, which shall be modified to reflect the interest of the participating parties in the acquisition.

Each non-acquiring party electing to participate in such acquisition shall pay its proportionate share of the acquisition costs to the Acquiring Party, as determined hereinabove upon such non-acquiring party’s election to participate. Upon receipt of said payment, the Acquiring Party shall deliver an assignment of the appropriate percentage of said acquisition to each participating party, insofar as said acquisition to each participating party, insofar as said acquisition covers lands located within the AMI. Said assignment shall be free and clear of any and all overriding royalty interest, mortgages, liens, production payments and other encumbrances arising by, through or under the Acquiring Party, but not otherwise. Notwithstanding anything herein to the contrary, the provisions set forth in this Section shall not apply to any acquisitions which results from acts of merger, consolidation, reorganization with, by or between a parent company, subsidiary or affiliated corporation or the acquisition by one party hereto of all or any portion of the interest of another party hereto.

G. Assignment of Interest. This Operating Agreement and the interests subjected hereto may be transferred or assigned, in whole or in part, without the prior written consent of Operator, subject to Article VIII.D., Assignment; Maintenance of Uniform Interest. Any assignment shall be made in accordance with all applicable laws, including any securities laws.

H. [Omitted Intentionally]

I. Well Information; Information for Non-Consenting Parties. Operator shall, as to each well drilled under the terms of this Operating Agreement, provide Participants with the information required in Exhibit “B” attached hereto. To the extent transferable under any applicable third party agreements and subject to the provisions of this Operating Agreement, the parties hereby agree to share all data and/or results with respect to any wells that any party participates in the drilling of within the AMI INSOFAR AND ONLY INSOFAR as such data pertains to the depths covered by this Operating Agreement. Notwithstanding anything to the contrary contained elsewhere in this Operating Agreement, a Non-Consenting Party shall not be entitled to receive proprietary, non-public geological or technical information or information concerning well-tests with respect to a non-consent operation until the recovery of all sums to be recovered pursuant to Article VI.B.2(b). Nothing in this Section shall limit any party’s right to receive information as to the cost and expenses of conducting operations or as to the actual quantity or price of oil, gas, or other hydrocarbons produced or sold from any well on the on the Contract Area during any regular reporting period.

J. News Releases; Confidentiality.

Any party hereto desiring to issue a news release concerning operations conducted on the Contract Area shall provide the other parties hereto with copies of the proposed release and no such news release shall be issued without first obtaining the written consent of all parties participating in such operations, except as may be required by applicable laws or rules and regulations of any governmental agency or stock exchange, but in no event is a news release to be released without prior notices to all participating parties.

A.A.P.L. FORM 610 - MODEL FORM OPERATING AGREEMENT - 1989

During the term of the AMI, each party shall treat as confidential all geological, geophysical, seismic, geochemical, engineering, well, drilling, production and other technical data related to the lands within the AMI (collectively, the “Confidential Information”). The Confidential Information shall not include any information which is publicly available. During the term of the AMI, each party shall take reasonable precautions as may be necessary to prevent the disclosure of the Confidential Information to any third party. Without the prior written consent of the other parties, during the term of the AMI, no party shall disclose any of the Confidential Information, except to any of the following (on a confidential basis): (1) Affiliates and members, partners, managers, officers, directors, employees, attorneys, accountants, engineers, investors, potential investors and other agents or consultants engaged by such party or its Affiliates; (2) any bona fide third party who in good faith is seeking to purchase, acquire, invest, finance or otherwise participate with such party in an interest in any portion of the lands within the AMI, or the wells, lands or leases therein, including any investors or potential investors in such party, subject to the terms of a written confidentiality agreement; or (3) any parties to which such party is required to disclose such information by law or by the rules of any recognized stock exchange on which the securities of such party are traded. The parties acknowledge that the breach of the terms of this provision may cause irreparable harm for which monetary damages would be inadequate and difficult to ascertain. Therefore, the parties hereby agree that, in the event of a breach or threatened breach hereof, the non-breaching party may seek an injunction, restraining order, specific performance, and such other remedies and relief, in law or at equity, or any combination thereof, which the non-breaching party may deem in its sole discretion as necessary or advisable. The filing of any particular cause of action hereunder shall not be deemed to be an election of remedies.

For purposes of this Operating Agreement, “Confidential Information” does not include information that: (1) is already known to the receiving party as of the date of disclosure hereunder; (2) is already in possession of the public or becomes available to the public other than through the breach of this Operating Agreement by the receiving party or of any other person to whom Confidential Information is distributed pursuant to this Operating Agreement; (3) is required to be disclosed under applicable law, stock exchange regulations, court order, or by a governmental order, decree, regulation or rule (provided that the receiving party shall make all reasonable efforts to give prompt written notice to the disclosing party prior to such disclosure); (4) is acquired independently from a third party that represents it has the right to disseminate such information at the time it is acquired by the receiving party; or (5) is developed by the receiving party independently of the Confidential Information received from the disclosing party.

K. Multiple Counterparts. This Operating Agreement may be executed in counterparts and, if so executed, shall be valid, binding, and have the same effect as if all parties hereto actually joined in and executed one and the same document.

L. Priority of Operations. Notwithstanding the provisions contained in Article XI.B.6., at that point in time when (a) the Initial Well, or substitute therefor, reaches objective depth, or (b) any other well authorized under the terms of this Operating Agreement has been drilled to its initial objective depth pursuant to Article VI.B.1, and for the event the parties participating therein cannot mutually agree upon the sequence and timing of further operations relating to such well, the following proposals shall be considered and acted upon in the order hereafter enumerated:

1)
Proposals to do additional logging, coring or other testing, provided that, in the event a disagreement exists as to the testing to be performed on the well at any depth, testing shall be performed as follows:

2)	Any logging, coring or other testing provided in a prognosis or AFE approved by the participating parties shall be given first priority;

3)
Any additional logging, coring or other testing shall be performed by the Operator at the sole cost, risk, expense and liability, including indemnification against loss of hole, of the parties electing to participate in such additional operations, and such participating parties shall be exclusively entitled to the information obtained therefrom; provided, however, no such additional testing shall be performed on a well then producing in paying quantities unless all working interest owners in such well consent to such testing;

4)	Proposals to attempt a completion in the object zone(s), the deepest objective zone first;

5)	Proposals to rework the well;

6)	Proposals to plug back and attempt completions in shallower zones in ascending order;

7)	Proposals to deepen the well to deeper formations with priorities given in descending order;

8)	Proposals to sidetrack the well to a new bottomhole location;

9)	Proposals to plug and abandon the well.

In the event a well drilled pursuant hereto is in such condition that, at the time the participating parties are considering any of the above proposals that, in the opinion of the Operator, a reasonable, prudent operator would not conduct the operations contemplated by a particular proposal for fear of placing the hole, life or property in jeopardy of losing same prior to completing such well at its objective depth, such election shall not be given the priority hereinabove set forth.

If the decision is to drill deeper or sidetrack, any party may be relieved of further obligation and liability as to such deepening or sidetracking, but shall continue to be liable and owe to Operator its proportionate part of the cost of plugging and abandoning the well at the initial objective depth (in the event it is not completed as a producing well), as well as the cost of surface restoration to the extent such costs are not increased as a result of such deepening or sidetrack operation. In the event a deepening or sidetracking operation shall be conducted as a Non-Consent Operation pursuant to Article VI.B.2. then only those costs incurred subsequent to the initial objective depth having been reached shall be subject to the recoupment provisions of said Article VI.B.2. Nothing herein shall be construed as requiring a relinquishment of such Non-Consenting Party’s interest in those depths above the initial objective depth in which it originally participated. Time frames for delivery and response for notice of operations shall be in accordance with Article VI.B.1.

A.A.P.L. FORM 610 - MODEL FORM OPERATING AGREEMENT - 1989

M. Seismic. Any party may propose the acquisition, license or purchase of existing or newly-acquired conventional 2-D or 3-D seismic data, and the processing or reprocessing of such data, covering all or a portion of the AMI Lands (the “Seismic Program”) by written notice delivered to the other parties with full details and cost estimates. On or before thirty (30) days after delivery of such proposal, each party shall notify the proposing party of its election to participate in the Seismic Program. Failure to respond within thirty (30) days of delivery of said seismic proposal shall be deemed an election to not participate in the Seismic Program. The parties participating in the Seismic Program (the “Seismic Parties”) shall bear all costs of the Seismic Program, including all costs and expenses associated with the permitting and shooting of the Seismic Program, along with the processing and/or reprocessing of the seismic data. If all of the parties participate, each party shall pay its respective proportionate share. If less than all of the parties participate, each of the Seismic Parties shall also take their respective proportionate shares of the non-participating party’s interest and bear the costs associated therewith. Each party who has paid its proportionate share of the costs of the Seismic Program conducted hereunder shall receive complete copies of all data, including tapes and reproducibles. The seismic data from the Seismic Program shall be subject to the confidentiality provisions of this Operating Agreement. Notwithstanding anything in this Section to the contrary, any party that does not elect to participate in the Seismic Program shall not have any rights to the data from the Seismic Program.

N. Additional Definitions.

1. “Affiliate” shall mean any Person which (i) directly or indirectly Controls, is Controlled by, or is under common Control with, a party, or (ii) shares at least 50% common beneficial ownership, directly or indirectly, with a party.

2. “Control” and “Controlled by” shall mean the ability (directly or indirectly through one or more intermediaries) to direct or cause the direction of the management or affairs of an entity, whether through the ownership of voting interests, by contract or otherwise. For the avoidance of doubt, “Control” does not include negative rights, such as a veto right or the right to withhold a vote on matters for which a supermajority vote is required, that are intended to protect investment-based expectations of a minority equity investor.

3. “Horizontal well” shall mean a well containing a single lateral in which the wellbore deviates from approximate vertical orientation to approximate horizontal orientation in order to drill within and test a specific geological interval, utilizing deviation equipment, services, and technology.

4. “Lateral” shall mean that portion of a wellbore that deviates from approximate vertical orientation to approximate horizontal orientation and all wellbore beyond such deviation to the terminus, which exceeds a minimum of one hundred feet (100’) in the objective formation.

5. “Multi-lateral well” shall mean a well which contains more than one lateral and in which the wellbore deviate from approximate vertical orientation to approximate horizontal orientation in order to drill within and test a specific geological interval, utilizing deviation equipment, services, and technology.

6. “Person” shall mean any natural person, firm, partnership, association, corporation, limited partnership, limited liability company, limited company, company, trust, entity, public body or other corporate entity or governmental entity, whether formed in the United States or any other country.

7. “Vertical well” shall mean as any well drilled, completed or recompleted other than a horizontal well.

O. Horizontal Wells. To be effective as a “horizontal well proposal”, such proposal must include an AFE and other accompanying documents that clearly stipulate that the well being proposed as a horizontal well. As to any possible conflicts that may arise during the completion phase of a horizontal well, priority shall be given first to a lateral drain hole of the authorized depth, and then to objective formations in ascending order above the authorized depth, and then to objective formations in descending order below the authorized depth.

P. Past Due Balance. If a Non-Operator has a balance due longer than sixty (60) days, for so long as the affected party remains in default, such defaulting Non-Operator shall have no further access to the Contract Area or information obtained in connection with operations hereunder and shall not be entitled to vote on any matter hereunder.

Q. Operating Agreement Preparation. The parties hereto further acknowledge and agree that each has been represented or had the opportunity to be represented by attorneys of their own choosing and therefore, for the purposes of construing this Operating Agreement, each party shall be deemed to have participated equally in the preparation and drafting of this Operating Agreement.

A.A.P.L. FORM 610 - MODEL FORM OPERATING AGREEMENT - 1989

R. Arbitration. Any dispute arising under this Operating Agreement shall be determined by binding arbitration hereunder. Arbitration shall be commenced by a party delivering to the other parties written notice (the “Arbitration Demand”) which shall set forth in reasonable detail the basis of the dispute including supporting documentation. The parties shall use their reasonable efforts in good faith to agree upon a single arbitrator, who shall be a neutral, disinterested party, who has never been an officer, director, employee or attorney of any of the parties, or any of their Affiliates, who has not less than ten (10) years experience in the oil and gas industry, and who has a formal financial, accounting, petroleum engineering or legal education. If the parties are unable to agree upon a mutually acceptable arbitrator on or before thirty (30) days after receipt of the Arbitration Demand, then each party shall select their own arbitrator on or before forty-five (45) days after receipt of the Arbitration Demand, and the arbitrators so selected shall select an additional arbitrator on or before sixty (60) days after receipt of the Arbitration Demand. The arbitration shall take place in the State of Colorado and shall be conducted under the Commercial Arbitration Rules of the American Arbitration Association. The hearing shall be commenced on or before thirty (30) days after the selection of the arbitrators. The parties and the arbitrators shall proceed diligently and in good faith so that the arbitration award shall be entered on or before thirty (30) days after the arbitration hearing. The decision of a majority of the arbitrators shall be final, binding and non-appealable. The prevailing party or parties in any dispute shall recover from the opposing party or parties all costs incurred by such party or parties with respect thereto including reasonable attorneys’ fees, expert fees, and out-of-pocket costs. Any party may apply to any court of competent jurisdiction to enforce any arbitration award hereunder.

S. Waiver. EACH PARTY HEREBY EXPRESSLY WAIVES, RELEASES AND DISCLAIMS ANY AND ALL RIGHTS TO RECOVER FROM THE OTHER PARTIES ANY SPECIAL, INDIRECT, PUNITIVE OR EXEMPLARY DAMAGES RESULTING FROM OR ARISING OUT OF THIS OPERATING AGREEMENT OR ANY BREACH OF OR FAILURE TO PERFORM UNDER THIS OPERATING AGREEMENT, INCLUDING LOST SALES, INCOME, PROFIT, REVENUE, PRODUCTION, RESERVES OR OPPORTUNITY.

T. Memorandum of Joint Operating Agreement. The parties agree, upon the reasonable request of any of them, to execute and record in the public records of Weld County, Colorado a memorandum of this Operating Agreement in substantially the same form as Exhibit “F” attached hereto and made a part hereof for all purposes.

U. Change in Ownership. In the event any party hereto should sell, encumber, transfer or make other disposition of a portion of its interests in the Oil and Gas Leases, Oil and Gas Interests, equipment or production in the Contract Area, such parties shall alone bear any expenditures incurred for additional surface or metering facilities required due to such change in ownership.
V. Counterpart Instruments. Failure to execute this Operating Agreement by any party for whom a signatory space is provided shall not render it ineffective as to any party hereto which does execute same. Furthermore, if counterparts of this Operating Agreement are executed, the signatures and acknowledgements of the parties, as affixed thereto, may be combined by Operator in, and treated and given effect for all purposes as, a single instrument. This Operating Agreement also may be ratified by separate instrument referring hereto, each of which shall have the effect of the original agreement and of adopting by reference all of the provisions herein contained.

W. Compliance with Laws. To the extent permitted by law, the parties to this Operating Agreement grant Operator the right to make all filings of applications, reports, etc. required by each and every Federal or State regulatory body, commission, or agency having regulatory jurisdiction over all oil and/or gas produced from the Contract Area, including but not limited to any filings with F.E.R.C. or other of the Natural Gas Policy Act and other energy legislation or the regulations which may have been issued by any such governmental body pursuant thereto; provided, however, that all parties agree to indemnify and hold harmless Operator from any loss, risk, cost and expense resulting from Operator’s making such filings on their behalf and, in particular, each party agrees to bear and be responsible for its share of any refund obligation which may become due in the event any such governmental body should determine that prices received in the sale of oil or gas exceed the maximum price permitted by law. Operator agrees that in its conduct hereunder, it shall use commercially reasonable efforts to comply with all applicable laws, rules, regulations and orders including, without limitation, the Mineral Leasing Act, the Federal Oil and Gas Royalty Management Act and the National Environmental Policy Act. The parties agree that any and all assessments, penalties, liabilities, costs and expense (including, without limitation, court costs, expert witnesses, consultants and reasonable attorneys’ fees) incurred by the Operator with respect to such regulatory compliance shall be treated as a Joint Account expense and shall be borne by the parties accordingly, and absent gross negligence or willful misconduct, Operator shall not be held liable or negligent for any non-compliance therewith to the extent any interpretation of the compliance requirements by Operator is made in good faith.

X. Payment of Taxes. Operator will cause to be paid, all taxes, State or Federal, on production from the Contract Area whether in the form of a severance of production tax; however, if at any time a party is taking its share of production in kind, such party will pay taxes on such production.

Y. [Omitted Intentionally]

Z. Plugging Wells. At such time as the well or wells subject to this Operating Agreement start reaching their economic limit, the Operator may request that Non-Operators advance the estimated cost to (a) plug and abandon such well or wells, and (b) to restore the surface location(s) less the salvage value. When the well or wells are actually plugged the Non-Operators will be refunded any positive difference between actual plugging costs or billed for any negative costs incurred to plug said well or wells over and above such funds advanced.

AA. Advance Payment of Costs of Operations. Operator shall have the right to require Non-Operators to pay the estimated costs of authorized operations hereunder in advance, including, without limitation, estimated costs of drilling a well and estimated costs of completing a well as to which an election to participate in the drilling or completion has been made by the applicable Non-Operator. Along with this cash call, Operator will provide an AFE setting out the anticipated costs of the applicable operations. Non-Operators shall remit their proportionate share of the estimated costs of such operations within ten (10) days prior to the estimated date the actual commencement of the applicable operations is scheduled. Actual operations to drill and complete any well shall begin within thirty (30) days of receipt of advanced payments or Operator shall remit the applicable advance payments to Non-Operators. Any amounts advanced by Non-Operators for an operation in excess of the actual costs of such operation shall be remitted to the Non-Operators within sixty (60) days following completion of the operation or in any case where operations were not commenced within the thirty (30) days of payment of advanced payment.

A.A.P.L. FORM 610 - MODEL FORM OPERATING AGREEMENT - 1989

BB. Separate Operating Agreement per COGCC Drilling and Spacing Unit. This Operating Agreement form covers the AMI as reflected on the plat attached as Exhibit “A-1” and, notwithstanding the maintenance of uniform interest provision in Article VIII.D of this Operating Agreement, shall be deemed a separate agreement; (i) covering each COGCC drilling and spacing unit, and (ii) covering all AMI acreage not included in a COGCC drilling and spacing unit until such time as any portions of AMI acreage are included in a COGCC drilling and spacing unit. The parties shall execute and deliver an amendment to Exhibit “A” to this Operating Agreement to reflect the segregation of the leases and lands covered by such drilling and spacing unit from this Operating Agreement. If a party fails to execute and deliver to the other parties such separate Operating Agreement and amendment to Exhibit “A” to this Operating Agreement within thirty (30) days of receipt thereof, the party requesting such execution shall deliver a demand for execution to the party that failed to execute such documents. If the party receiving such demand fails to execute and deliver to the other party such documents on or before five (5) days after receipt of such demand, the party requesting such execution shall have the right, power, and authority to execute such documents as attorney-in-fact on behalf of the other party who fails or refuses to execute such documents (such right shall be deemed conclusively to be a power coupled with an interest, and shall be irrevocable). The rights and remedies described in Article VII of this Operating Agreement, including the lien rights granted to secure payment of expenses, shall be deemed to cover all of the Contract Areas covered by such separate Operating Agreements, so that a claim arising under one Operating Agreement may be enforced under all of the other Operating Agreements.

CC. Conflict. In the event a conflict between the provisions of this Article XVI and any other provisions of this Operating Agreement, the provisions of this Article XVI shall control and prevail.

DD. First Well on the Contract Area. The drilling of the first well (the “First Well”) on lands within the AMI, which lands are also covered by this Operating Agreement, is governed in part by the terms and provisions of that certain Purchase and Sale Agreement, dated August 23, 2011 (the “Purchase Agreement”), by and among Esenjay, Winn Exploration Co., Inc. (“Winn”), Lacy Properties, Ltd. (“Lacy”), Crain Energy, Ltd. (“Crain”) and PEDCO. Esenjay, Winn, Lacy, Crain and PEDCO are, collectively, the “Purchase Agreement Parties.” Subject to the terms and provisions of the Purchase Agreement, and notwithstanding Article XVI.BB above or any other provision of this Operating Agreement, the Purchase Agreement Parties hereby agree that in the event, for any reason, any one of them fails to participate in the drilling of the First Well, or fails to pay its proportionate share of the costs of such operation, such party or parties will assign to the remaining Purchase Agreement Parties, which are participating in the First Well, in proportionate shares, all of such non-participating party’s right, title and interest in and to the Leases within the AMI. Such assignment will be delivered free and clear of any claims or burdens arising by, through or under the assigning party, but not otherwise, other than those provided for in the Purchase Agreement. Furthermore, in such event, any non-participating party will have no further rights under this Operating Agreement.

EE. Initial Well. Except with regard to the First Well, the parties agree that in the event, for any reason, a party fails to participate in the drilling of the Initial Well on any COGCC drilling and spacing unit, or fails to pay its proportionate share of the costs of such operation, such party will assign to the parties participating in such Initial Well, in proportionate shares, all of such non-participating party’s right, title and interest in and to the Leases within such COGCC drilling and spacing unit. Such assignment will be delivered free and clear of any claims or burdens arising by, through or under the assigning party, but not otherwise. Furthermore, in such event, the non-participating party will have no further rights under the operating agreement covering such COGCC drilling and spacing unit.

FF. Other Operating Agreements. This Operating Agreement supersedes and replaces in its entirety any existing operating agreement that covers any portion of the Contract Area.

A.A.P.L. FORM 610 - MODEL FORM OPERATING AGREEMENT - 1989

IN WITNESS WHEREOF, this agreement shall be effective as of the _________________ day of _____________ 2011. ESENJAY OIL & GAS, LTD. , who has prepared and circulated this form for execution, represents and warrants that the form was printed from and, with the exception(s) listed below, is identical to the AAPL Form 610-1989 Model Form Operating Agreement, as published in computerized form by Forms On-A-Disk, Inc. No changes, alterations, or modifications, other than those made by strikethrough and/or insertion and that are clearly recognizable as changes in Articles ________________________________________________, have been made to the form.

ATTEST OR WITNESS:	OPERATOR

CONDOR ENERGY TECHNOLOGY LLC

	By	/s/ Frank C. Ingriselli
Name: Frank C. Ingriselli
Title: President
Date: 10/31/11

NON-OPERATORS

PACIFIC ENERGY DEVELOPMENT CORP.

By	/s/ Frank C. Ingriselli
Name: Frank C. Ingriselli
Title: President and Chief Executive Officer
Date: 10/31/11

ESENJAY OIL & GAS, LTD.
By Esenjay Petroleum Corporation Its General Partner

By	/s/ Linda D. Schibi
Name: Linda D. Schibi
Title: Vice President Land
Date: 11/2/11

WINN EXPLORATION CO., INC.

By	/s/ Michael W. Calley
Name: Michael W. Calley
Title: Vice-President
Date: [undated]

CRAIN ENERGY, LTD.

By	/s/ Darren T. Groce
Name: Darren T.Groce
Title: Interim President
Date: November 2, 2011

LACY PROPERTIES, LTD.

By	/s/ Darren T. Groce
Name: Darren T.Groce
Title: Interim President
Date: November 2, 2011

A.A.P.L. FORM 610 - MODEL FORM OPERATING AGREEMENT - 1989

EVOLUTION OIL & GAS

By	/s/ Herb Rohloff
Name: Herb Rohloff
Title: President
Date: 11-3-2011